UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2007

THE COOPER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8597	94-2657368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588

(Address of principal executive offices)

(925) 460-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events

To allow for incorporation into the Registrant’s Registration Statement on Form S-4 (the S-4), expected to be filed on or around May 29, 2007 with the Securities and Exchange Commission (the SEC), and into other applicable SEC filings, attached are:

•	Report of KPMG LLP, Independent Registered Public Accountants;

•	Consolidated Statements of Income – Fiscal years ended October 31, 2006, 2005, and 2004;

•	Consolidated Balance Sheets – October 31, 2006 and 2005;

•	Consolidated Statements of Cash Flows – Fiscal years ended October 31, 2006, 2005, and 2004;

•	Notes to Consolidated Financial Statements

These consolidated financial statements, as contained herein, are the financial statements included in our 2006 Annual Report on Form 10-K filed on December 26, 2006, with the addition of Note 16 – Financial Information for Guarantor and Non-Guarantor Subsidiaries.

Additionally, to allow for incorporation into the S-4 and into other applicable SEC filings, attached are:

•	Unaudited Consolidated Statements of Income – Three months ended January 31, 2007 and 2006;

•	Unaudited Consolidated Balance Sheets – January 31, 2007 and October 31, 2006(1);

•	Unaudited Consolidated Condensed Statements of Cash Flows – Three months ended January 31, 2007 and 2006

•	Notes to Unaudited Consolidated Condensed Financial Statements

These unaudited consolidated condensed financial statements, as contained herein, are the financial statements included in our Quarterly Report on Form 10-Q for the three month period ended January 31, 2007, filed on March 9, 2007, with the addition of Note 16 – Financial Information for Guarantor and Non-Guarantor Subsidiaries.

(1)

The unaudited consolidated balance sheet at October 31, 2006 has been derived from the audited balance sheet at that date, but does not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

ITEM 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
23.1	Consent of KPMG LLP

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

The Cooper Companies, Inc:

We have audited the accompanying consolidated balance sheets of The Cooper Companies, Inc. and subsidiaries as of October 31, 2006 and 2005, and the related consolidated statements of income, cash flows and stockholders’ equity and comprehensive income for each of the years in the three-year period ended October 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Cooper Companies, Inc. and subsidiaries as of October 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, effective November 1, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payments, applying the modified-prospective method.

/s/    KPMG LLP

San Francisco, California

December 22, 2006, except as to note 16,

    which is as of May 25, 2007

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Years Ended October 31, (In thousands, except per share amounts)	2006	2005	2004
Net sales	$858,960	$806,617	$490,176

Cost of sales	332,983	309,785	174,346
Gross profit	525,977	496,832	315,830
Selling, general and administrative expense	357,842	297,953	190,534
Research and development expense	34,547	42,879	6,493
Restructuring costs	6,385	8,462	—
Amortization of intangibles	14,303	11,704	2,052

Operating income	112,900	135,834	116,751
Interest expense	37,331	29,725	6,004
Other expense (income), net	2,232	(2,348)	(1,742)

Income before income taxes	73,337	108,457	112,489
Provision for income taxes	7,103	16,735	19,664

Net income	$66,234	$91,722	$92,825

Basic earnings per share	$1.49	$2.18	$2.85

Diluted earnings per share	$1.44	$2.04	$2.59

Number of shares used to compute earning per share:
Basic	44,522	42,021	32,534

Diluted	47,569	45,983	36,613

See accompanying notes to consolidated financial statements.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

October 31, (In thousands)	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$8,224	$30,826
Trade accounts receivable, net of allowance for doubtful accounts of $5,523 and $7,232 at October 31, 2006 and 2005, respectively	146,584	152,610
Inventories	236,512	185,693
Deferred tax assets	19,659	23,449
Prepaid expenses and other current assets	45,972	51,136

Total current assets	456,951	443,714

Property, plant and equipment, at cost	637,428	477,244
Less: accumulated depreciation and amortization	141,071	97,459

	496,357	379,785

Goodwill	1,217,084	1,169,049
Other intangibles, net	147,160	151,413
Deferred tax assets	21,479	19,716
Other assets	13,570	16,153

	$2,352,601	$2,179,830

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$23,516	$33,981
Current portion of long-term debt	37,850	38,279
Accounts payable	66,080	36,042
Employee compensation and benefits	29,755	30,896
Accrued acquisition costs	36,901	41,110
Accrued income taxes	28,534	26,454
Other accrued liabilities	53,994	50,860

Total current liabilities	276,630	257,622

Long-term debt	681,286	632,652
Deferred tax liabilities	9,494	9,118
Accrued pension liability and other	6,682	7,213

Total liabilities	974,092	906,605

Commitments and Contingencies (see Note 12)
Stockholders’ equity:
Preferred stock, 10 cents par value, shares authorized: 1,000; zero shares issued or outstanding	—	—
Common stock, 10 cents par value, shares authorized: 70,000; issued 44,966 and 44,896 at October 31, 2006 and 2005, respectively	4,497	4,490
Additional paid-in capital	993,713	977,317
Accumulated other comprehensive income	38,711	14,114
Retained earnings	348,000	284,437
Treasury stock at cost: 418 and 465 shares at October 31, 2006 and 2005, respectively	(6,412)	(7,133)

Stockholders’ equity	1,378,509	1,273,225

	$2,352,601	$2,179,830

See accompanying notes to consolidated financial statements.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended October 31, (In thousands)	2006	2005	2004
Cash flows from operating activities:
Net income	$66,234	$91,722	$92,825
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(971)	2,670	12,182
Depreciation and amortization expense	61,647	48,638	15,651
Provision for doubtful accounts	1,233	1,922	2,218
Share-based compensation expense	14,243	—	—
In-process research and development expense	7,500	20,000	—
Impairment of property, plant and equipment	3,247	3,245	666
Change in operating assets and liabilities excluding effects from acquisitions:
Receivables	5,643	(2,882)	(15,438)
Inventories	(49,374)	(13,596)	(15,126)
Other assets	15,535	(1,661)	4,825
Accounts payable	17,534	10,554	5,383
Accrued liabilities	1,503	6,990	(5,966)
Income taxes payable	4,724	13,838	(1,951)
Other long-term liabilities	1,811	2,403	5,929

Cash provided by operating activities	150,509	183,843	101,198

Cash flows from investing activities:
Acquisitions of assets and businesses, net of cash acquired	(67,953)	(627,006)	(63,942)
Purchases of property, plant and equipment	(142,657)	(117,093)	(40,505)
Sale of marketable securities and other	—	1,779	3,810

Cash used by investing activities	(210,610)	(742,320)	(100,637)

Cash flows from financing activities:
Proceeds from long-term line of credit	801,350	785,000	29,000
Repayment of long-term line of credit	(753,300)	(277,625)	(47,750)
Acquisition costs of long-term line of credit	(625)	(7,697)	—
Principal proceeds (payments) on long-term obligations, net	9	(2,173)	(2,277)
Net borrowings (repayments) under short-term agreements	(10,465)	31,427	531
Proceeds from exercise of stock options	3,020	25,163	13,766
Dividends on common stock	(2,671)	(2,306)	(1,943)

Cash provided by (used for) financing activities	37,318	551,789	(8,673)

Effect of exchange rate changes on cash and cash equivalents	181	(1,854)	47

Net decrease in cash and cash equivalents	(22,602)	(8,542)	(8,065)
Cash and cash equivalents at beginning of year	30,826	39,368	47,433

Cash and cash equivalents at end of year	$8,224	$30,826	$39,368

Supplemental disclosures of cash flow information:
Cash paid (received) for:
Interest, net of amounts capitalized	$31,499	$26,551	$5,429

Income taxes	$(453)	$2,790	$3,505

See accompanying notes to consolidated financial statements.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

On January 6, 2005, The Cooper Companies, Inc. acquired all of the outstanding common stock of Ocular Sciences, Inc. The aggregate consideration paid for the stock of Ocular was about $1.2 billion plus transaction costs, less acquired cash and cash equivalents.

Consolidated Statements of Cash Flows

Year Ended October 31, 2005 (In thousands)
Supplemental disclosure of non-cash investing and financing activities:
Ocular Sciences, Inc. acquisition:
Fair value of assets acquired	$1,367,604
Less:
Cash paid	(605,250)
Company stock issued	(622,912)

Liabilities assumed and acquisition costs accrued	$139,442

See accompanying notes to consolidated financial statements.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

	Common Shares		Treasury Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings	Treasury Stock	Total Stockholders’ Equity
(In thousands)	Shares	Amount	Shares	Amount
Balance at October 31, 2003	32,083	$3,208	596	$60	$309,666	$14,119	$104,139	$(9,145)	$422,047
Net income	—	—	—	—	—	—	92,825	—	92,825
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	—	—	15,324	—	—	15,324
Change in value of derivative instruments	—	—	—	—	—	43	—	—	43
Additional minimum pension liability	—	—	—	—	—	(1,113)	—	—	(1,113)
Unrealized gain (loss) on marketable securities	—	—	—	—	—	(1,409)	—	—	(1,409)

Comprehensive income									105,670
Exercise of stock options	662	66	(5)	—	13,624	—	—	76	13,766
Tax benefit from exercise of stock options	—	—	—	—	4,357	—	—	—	4,357
Dividends on common stock	—	—	—	—	—	—	(1,943)	—	(1,943)
Restricted stock/stock option amortization and share issuance	6	1	(6)	(1)	164	—	—	93	257
Other	—	—	—	—	—	7	—	—	7

Balance at October 31, 2004	32,751	$3,275	585	$59	$327,811	$26,971	$195,021	$(8,976)	$544,161
Net income	—	—	—	—	—	—	91,722	—	91,722
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	—	—	(16,427)	—	—	(16,427)
Change in value of derivative instruments, net of tax of $1,877	—	—	—	—	—	3,616	—	—	3,616
Additional minimum pension liability, net of tax of $1,723	—	—	—	—	—	(56)	—	—	(56)
Unrealized gain (loss) on marketable securities	—	—	—	—	—	10	—	—	10

Comprehensive income									78,865
Issuance of common stock related to Ocular Sciences, Inc. acquisition	10,671	1,067	—	—	621,845	—	—	—	622,912
Exercise of stock options	1,001	100	(112)	(11)	23,347	—	—	1,727	25,163
Tax benefit from exercise of stock options	—	—	—	—	3,881	—	—	—	3,881
Dividends on common stock	—	—	—	—	—	—	(2,306)	—	(2,306)
Restricted stock/stock option amortization and share issuance	8	1	(8)	(1)	433	—	—	116	549

Balance at October 31, 2005	44,431	$4,443	465	$47	$977,317	$14,114	$284,437	$(7,133)	$1,273,225
Net income	—	—	—	—	—	—	66,234	—	66,234
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	—	—	22,923	—	—	22,923
Change in value of derivative instruments, net of tax of $132	—	—	—	—	—	(836)	—	—	(836)
Additional minimum pension liability, net of tax of $1,250	—	—	—	—	—	2,510	—	—	2,510

Comprehensive income									90,831
Exercise of stock options	108	11	(39)	(4)	2,415	—	—	598	3,020
Adjustment of tax benefit from exercise of stock options	—	—	—	—	(591)	—	—	—	(591)
Dividends on common stock	—	—	—	—	—	—	(2,671)	—	(2,671)
Stock option expense	—	—	—	—	14,092	—	—	—	14,092
Restricted stock/stock option amortization and share issuance	9	1	(8)	(1)	480	—	—	123	603

Balance at October 31, 2006	44,548	$4,455	418	$42	$993,713	$38,711	$348,000	$(6,412)	$1,378,509

See accompanying notes to consolidated financial statements.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

General

The Cooper Companies, Inc. (the “Company,” “Cooper,” “we” and similar pronouns), through its principal business units, develops, manufactures and markets healthcare products. CooperVision (CVI) develops, manufactures and markets a broad range of contact lenses for the worldwide vision correction market. Its leading products are disposable spherical and specialty contact lenses. CVI is a leading manufacturer of toric lenses, which correct astigmatism, multifocal lenses for presbyopia (blurring near vision due to advancing age), cosmetic lenses that change or enhance the appearance of the color of the eye and spherical lenses that correct the most common visual defects. CooperSurgical (CSI) develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians.

Estimates and Critical Accounting Policies

Management estimates and judgments are an integral part of financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). We believe that the critical accounting policies described in this section address the more significant estimates required of management when preparing our consolidated financial statements in accordance with GAAP. We consider an accounting estimate critical if changes in the estimate may have a material impact on our financial condition or results of operations. We believe that the accounting estimates employed are appropriate and resulting balances are reasonable; however, actual results could differ from the original estimates, requiring adjustment to these balances in future periods.

•

Revenue recognition – We recognize revenue when it is realized or realizable and earned, based on terms of sale with the customer, where persuasive evidence of an agreement exists, delivery has occurred, the seller’s price is fixed and determinable and collectibility is reasonably assured. For contact lenses as well as CSI medical devices, diagnostic products and surgical instruments and accessories, this primarily occurs upon product shipment, when risk of ownership transfers to our customers. We believe our revenue recognition policies are appropriate in all circumstances, and that our policies are reflective of our customer arrangements. We record, based on historical statistics, estimated reductions to revenue for customer incentive programs offered including cash discounts, promotional and advertising allowances, volume discounts, contractual pricing allowances, rebates and specifically established customer product return programs. While estimates are involved, historically, most of these programs have not been major factors in our business, since a high percentage of our revenue is from direct sales to doctors.

•

Allowance for doubtful accounts – Our reported balance of accounts receivable, net of the allowance for doubtful accounts, represents our estimate of the amount that ultimately will be realized in cash. We review the adequacy of our allowance for doubtful accounts on an ongoing basis, using historical payment trends and the age of the receivables and knowledge of our individual customers. When our analyses indicate, we increase or decrease our allowance accordingly. However, if the financial condition of our customers were to deteriorate, additional allowances may be required. While estimates are involved, bad debts historically have not been a significant factor given the diversity of our customer base, well established historical payment patterns and the fact that patients require satisfaction of healthcare needs in both strong and weak economies.

•

Net realizable value of inventory – In assessing the value of inventories, we must make estimates and judgments regarding aging of inventories and other relevant issues potentially affecting the saleable condition of products and estimated prices at which those products will sell. On an ongoing basis, we review the carrying value of our inventory, measuring number of months on hand and other indications

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

of salability, and reduce the value of inventory if there are indications that the carrying value is greater than market. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. While estimates are involved, historically, obsolescence has not been a significant factor due to long product dating and lengthy product life cycles. We target to keep, on average, about seven months of inventory on hand to maintain high customer service levels given the complexity of our specialty lens product portfolio.

•

Valuation of goodwill – We account for goodwill and evaluate our goodwill balances and test them for impairment in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS 142). We no longer amortize goodwill. The SFAS 142 goodwill impairment test is a two-step process. Initially, we compare the book value of net assets to the fair value of each reporting unit that has goodwill assigned to it. If the fair value is determined to be less than the book value, a second step is performed to compute the amount of the impairment. When available and as appropriate, we use comparative market multiples to corroborate fair value results. A reporting unit is the level of reporting at which goodwill is tested for impairment.

Our reporting units are the same as our business segments – CVI and CSI – reflecting the way that we manage our business. We test goodwill for impairment annually during the third fiscal quarter and when an event occurs or circumstances change such that it is reasonably possible that impairment may exist. We performed an impairment test in our third fiscal quarter 2006, and our analysis indicated that we had no impairment of goodwill. The valuation of each of our reporting units was determined using a combination of discounted cash flows, an income valuation approach, and the guideline company method, a market valuation approach.

•

Business combinations – We routinely consummate business combinations. We allocate the purchase price of acquisitions based on our estimates and judgments of the fair value of net assets purchased, acquisition costs incurred and intangibles other than goodwill. On individually significant acquisitions, we utilize independent valuation experts to provide a basis in order to refine the purchase price allocation, if appropriate. Results of operations for acquired companies are included in our consolidated results of operations from the date of acquisition.

•

Income taxes – The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

As part of the process of preparing our consolidated financial statements, we must estimate our income tax expense for each of the jurisdictions in which we operate. This process requires significant management judgments and involves estimating our current tax exposures in each jurisdiction including the impact, if any, of additional taxes resulting from tax examinations as well as judging the recoverability of deferred tax assets. To the extent recovery of deferred tax assets is not likely based on our estimation of future taxable income in each jurisdiction, a valuation allowance is established. Tax exposures can involve complex issues and may require an extended period to resolve. Frequent changes in tax laws in each jurisdiction complicate future estimates. To determine the quarterly tax rate, we are required to estimate full-year income and the related income tax expense in each jurisdiction. We update the estimated effective tax rate for the effect of significant unusual items as they are identified. Changes in the geographic mix or estimated level of annual pre-tax income can affect the overall effective tax rate, and such changes could be material.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

•

Share-Based Compensation – Effective November 1, 2005, we adopted SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R) as interpreted by SEC Staff Accounting Bulletin (SAB) No. 107, using the modified prospective transition method. Prior periods have not been restated. See Note 10. Stock Plans for a further description of the impact of the adoption of SFAS 123R and the Company’s share-based compensation plans.

Under the fair value recognition provisions of SFAS 123R, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating Cooper’s stock price volatility, employee stock option exercise behaviors and employee option forfeiture rates.

The expected life of the share-based awards is based on the observed and expected time to post-vesting forfeiture and/or exercise. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected volatility is based on implied volatility from publicly-traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly-traded options, historical volatility and other factors. The risk-free interest rate is based on the continuous rates provided by the U.S. Treasury with a term equal to the expected life of the award. The dividend yield is based on the projected annual dividend payment per share, divided by the stock price at the date of grant.

As share-based compensation expense recognized in the Consolidated Statement of Income is based on awards ultimately expected to vest, the amount of expense has been reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience.

If factors change and the Company employs different assumptions in the application of SFAS 123R, the compensation expense that it records in future periods may differ significantly from what it has recorded in the current period. In 2005 and 2004, prior to the adoption of SFAS 123R, the Company valued its share-based compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations.

New Accounting Pronouncements

In September 2006, the SEC staff issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. SAB 108 permits public companies to initially apply its provisions either by (i) restating prior financial statements or (ii) recording the cumulative effect as adjustments to the carrying values of assets and liabilities with an offsetting adjustment recorded to the opening balance of retained earnings. The Company is required to adopt SAB 108 by the end of fiscal 2007. The Company has not completed its analysis but does not expect adoption to have a significant impact on the Company’s results of operations or financial condition.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after Nov. 15, 2007. The Company is currently evaluating the impact SFAS 157 will have on its consolidated financial statements.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. This statement is effective for financial statements as of the end of fiscal years ending after Dec. 15, 2006. The Company is currently evaluating the impact SFAS 158 will have on its consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 applies to all tax positions related to income taxes subject to SFAS No. 109, Accounting for Income Taxes (SFAS 109). Under FIN 48, a company would recognize the benefit from a tax position only if it is more-likely-than-not that the position would be sustained upon audit based solely on the technical merits of the tax position. FIN 48 clarifies how a company would measure the income tax benefits from the tax position that are recognized, provides guidance as to the timing of the derecognition of previously recognized tax benefits and describes the methods for classifying and disclosing the liabilities within the financial statements for any unrecognized tax benefits. FIN 48 also addresses when a company should record interest and penalties related to tax positions and how the interest and penalties may be classified within the income statement and presented in the balance sheet. FIN 48 is effective for fiscal years beginning after December 15, 2006. For the Company, FIN 48 will be effective for our 2008 fiscal year. Differences between the amounts recognized in the statement of operations prior to and after the adoption of FIN 48 would be accounted for as a cumulative effect adjustment to the beginning balance of retained earnings. The Company is currently evaluating FIN 48 and its possible impacts on the Company’s financial statements. Upon adoption, there is a possibility that the cumulative effect would result in a charge or benefit to the beginning balance of retained earnings, increases or decreases in future effective tax rates, and/or increases in future effective tax rate volatility.

Consolidation

The financial statements in this report include the accounts of all of Cooper’s consolidated entities. All significant intercompany transactions and balances are eliminated in consolidation.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s presentation.

Foreign Currency Translation

Most of our operations outside the United States use their local currency as their functional currency. We translate these assets and liabilities into U.S. dollars at year-end exchange rates. We translate income and expense accounts at weighted average rates for each year. We record gains and losses from the translation of financial statements in foreign currencies into U.S. dollars in other comprehensive income. We record gains and losses from changes in exchange rates on transactions denominated in currencies other than each reporting location’s functional currency in net income for each period. Net foreign exchange (losses) gains included in other income for the years ended October 31, 2006, 2005 and 2004 were $(1.4 million), $(376,000) and $69,000, respectively.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Derivatives

We use derivatives to reduce market risks associated with changes in foreign exchange and interest rates. We do not use derivatives for trading or speculative purposes. We believe that the counterparties with which we enter into forward exchange contracts and interest rate swap agreements are financially sound and that the credit risk of these contracts is negligible.

Litigation

We are subject to various claims and contingencies relating to litigation arising out of the normal course of business. If we believe the likelihood of an adverse legal outcome is probable and the amount is estimable we accrue a liability in accordance with SFAS No. 5, Accounting for Contingencies (SFAS 5). We consult with legal counsel on matters related to litigation and seek input from other experts both within and outside the Company with respect to matters in the ordinary course of business.

Long-Lived Assets

The Company reviews long-lived assets held and used, intangible assets with finite useful lives and assets held for sale for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation of recoverability was required, the estimated undiscounted future cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down was required. If the undiscounted cash flows are less than the carrying amount, an impairment loss is recorded to the extent that the carrying amount exceeds the fair value. If management has committed to a plan to dispose of long-lived assets, the assets to be disposed of are reported at the lower of carrying amount or fair value less estimated costs to sell.

Cash and Cash Equivalents

Cash and cash equivalents include short-term income producing investments with maturity dates of three months or less. These investments are readily convertible to cash and are carried at cost, which approximates market value.

Inventories

October 31, (In thousands)	2006	2005
Raw materials	$31,368	$26,161
Work-in-process	19,774	16,083
Finished goods	185,370	143,449

	$236,512	$185,693

Inventories are stated at the lower of average cost or market. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Property, Plant and Equipment

October 31, (In thousands)	2006	2005
Land and improvements	$1,866	$1,754
Buildings and improvements	90,245	62,237
Machinery and equipment	545,317	413,252
Less: Accumulated depreciation	(141,071)	(97,458)

	$496,357	$379,785

Property, plant and equipment are stated at cost. We compute depreciation using the straight-line method in amounts sufficient to write off depreciable assets over their estimated useful lives. We amortize leasehold improvements over their estimated useful lives or the period of the related lease, whichever is shorter. We depreciate buildings over 35 to 40 years and machinery and equipment over 3 to 15 years.

We expense costs for maintenance and repairs and capitalize major replacements, renewals and betterments. We eliminate the cost and accumulated depreciation of depreciable assets retired or otherwise disposed of from the asset and accumulated depreciation accounts and reflect any gains or losses in operations for the period. For the years ended October 31, 2006, 2005 and 2004, we had impairments of property, plant and equipment of $3.2 million, $3.2 million and $666,000, respectively, reported in cost of sales or operating expenses in our Consolidated Statements of Income.

Earnings Per Share

We determine basic earnings per share (EPS) by using the weighted average number of shares outstanding. We determine diluted EPS by increasing the weighted average number of shares outstanding in the denominator by the number of outstanding dilutive stock options using the treasury stock method and, in accordance with the if-converted method, the number of shares of common stock contingently issuable pursuant to the debentures. In addition, the numerator is adjusted to add back the after-tax amount of interest recognized in the period associated with the debentures (see Note 5. Earnings Per Share).

Treasury Stock

The Company records treasury stock purchases under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock. As of October 31, 2006 and 2005, the number of shares in treasury was 418,035 and 465,035, respectively. No shares were purchased during the years ended October 31, 2006 and 2005.

Note 2. Acquisitions

The results of operations for acquired companies are included in our consolidated results of operations from the date of acquisition.

Inlet: On November 1, 2005, Cooper purchased Inlet Medical, Inc. (Inlet), a manufacturer of trocar closure systems and pelvic floor reconstruction procedure kits. Inlet offers a cost-effective trocar wound closure system and supplies procedure kits for the treatment of pelvic support problems.

We paid $25.8 million in cash for Inlet and expect to pay an additional amount of approximately $12.3 million related to an earn-out provision. We ascribed $31.5 million to goodwill, a negative $0.9 million to working capital (including acquisition costs of $1.8 million and $0.8 million of deferred tax liabilities), $7.4 million to other intangible assets and $0.1 million to property, plant and equipment. We obtained a third party valuation of the business using income approach valuation methodology. The acquisition agreement for Inlet includes an earn-out payment based on sales and operating profit in the first

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

year following acquisition exceeding stipulated levels. Based on preliminary results, Cooper expects to make an earn-out payment of $12.3 million by the end of the first quarter of fiscal 2007, and such payment has been accrued and charged to goodwill.

NeoSurg: On November 21, 2005, Cooper acquired NeoSurg Technologies, Inc. (NeoSurg) for $21.6 million in cash. NeoSurg has developed a patented combination reusable and disposable trocar access system to compete in the trocar market within the market for laparoscopic surgical devices.

We ascribed $14.4 million to goodwill, $1.4 million to other intangible assets, $7.5 million to in-process research and development, and negative $1.7 million to working capital (including acquisition costs of $1.4 million, deferred tax assets of $1.3 million and a transaction fee of $1.5 million). We obtained a third party valuation of the business using income approach valuation methodology.

Ocular: On January 6, 2005, Cooper acquired all of the outstanding common stock of Ocular Sciences, Inc. (Ocular), a global manufacturer and marketer of soft contact lenses, primarily spherical and daily disposable contact lenses that are brand and product differentiated by customer and distribution channel.

The aggregate consideration paid for the stock of Ocular was about $1.2 billion plus transaction costs, less acquired cash and cash equivalents. Cooper paid $605 million in cash and issued approximately 10.7 million shares of its common stock, valued at about $623 million, to Ocular stockholders and option holders. Under the terms of the acquisition, each share of Ocular common stock was converted into the right to receive 0.3879 of a share of Cooper common stock and $22.00 in cash without interest, plus cash for fractional shares. Outstanding Ocular stock options were redeemed in exchange for a combination of cash and Cooper stock for the spread between their exercise prices and the value of the merger consideration immediately prior to closing.

Cooper allocated the purchase price based on Ocular’s December 31, 2004, financial statements, and our estimates of the fair values of Ocular’s assets and liabilities, including the results of a valuation performed by an independent valuation firm. We ascribed $857.6 million to goodwill, all of which was assigned to our CVI reporting unit. The purchase price allocation also includes $70 million to customer relationships (shelf space and market share), amortized over 15 years, and $60 million to manufacturing technology amortized over 10 years, $357 million to tangible assets, $20 million to in-process research and development, and $139 million to liabilities assumed including about $59.5 million of accrued acquisition costs.

In the fiscal fourth quarter of 2005, Cooper wrote off acquired in-process research and development of $20 million to research and development expense for projects, primarily related to silicone hydrogel product development, that had not yet reached technological feasibility as of the acquisition date and for which no future alternative use existed.

The results of Ocular’s operations are included in the Company’s Consolidated Statements of Income for the twelve-month fiscal period ended October 31, 2005 from January 6, 2005, the acquisition date.

Pro Forma

The following reflects the Company’s unaudited pro forma results had the results of Ocular been included as of the beginning of the period. The pro forma amounts are not necessarily indicative of the results that would have occurred if the acquisition had been completed at that time.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

	Twelve Months Ended October 31,
(In millions, except per share amounts)	2006	2005
Pro Forma
Net sales	$859.0	$857.3
Net income	$66.2	$70.2
Diluted earnings per share	$1.44	$1.51

Opti-Centre: On March 31, 2004, CVI acquired all the outstanding shares and certain patents of Les Laboratories Opti-Centre Inc. (Opti-Centre), a Quebec-based contact lens manufacturer, which holds the patents covering CVI’s multifocal lens design technology used in its Frequency® and Proclear® multifocal products.

We paid $11.6 million in cash for Opti-Centre. We ascribed $2.8 million to goodwill, $10.2 million to other intangibles, $400,000 to property, plant and equipment and a negative $1.8 million to a working capital deficit (including acquisition costs of $1.3 million).

Argus: On February 23, 2004, CVI acquired from privately owned Argus Biomedical Pty Ltd the assets related to AlphaCor®, an artificial cornea, and AlphaSphere®, a soft orbital implant.

We paid $2.1 million in cash for Argus with future royalties payable on AlphaCor® sales. We ascribed $2.5 million to goodwill, a negative $500,000 to a working capital deficit (including acquisition costs of $400,000) and $100,000 to property, plant and equipment.

Our ophthalmic surgery business unit, CooperVision Surgical, develops and markets the Argus products to corneal surgeons.

Milex: On February 2, 2004, CSI acquired Milex Products, Inc. (Milex), a manufacturer and marketer of obstetric and gynecologic products and customized print services for $25.6 million in cash and assumed $2.5 million of long-term debt. The debt was repaid immediately after the acquisition.

We have ascribed $23.8 million to goodwill, $3.6 million to property, plant and equipment, $800,000 to other intangibles, a negative $1.4 million to a working capital deficit (including acquisition costs of $3.8 million), and $1.3 million to deferred tax assets.

Milex is a supplier of pessaries – products used to medically manage female urinary incontinence and pelvic support conditions – cancer screening products including endometrial and endocervical sampling devices, and patient education materials tailored to individual physician preferences.

SURx: On November 26, 2003, CSI purchased from privately-held SURx, Inc., the assets and associated worldwide license rights for the Laparoscopic (LP) and Transvaginal (TV) product lines of its Radio Frequency Bladder Neck Suspension technology, which uses radio frequency based thermal energy rather than implants to restore continence.

We paid $2.95 million in cash for SURx whose technology received U.S. Food and Drug Administration marketing clearance in 2002. We ascribed $2.9 million to goodwill, a negative $163,000 to a working capital deficit (including net acquisition costs of $489,000), $73,000 to other intangibles and $77,000 to property, plant and equipment.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Note 3. Acquisition and Restructuring Costs

Restructuring

In connection with the January 6, 2005, acquisition of Ocular, CVI is progressing through our integration plan that is designed to optimize operational synergies of the combined companies. These activities, reported in cost of sales or operating expenses in our Consolidated Statements of Income, include integrating duplicate facilities, expanding utilization of preferred manufacturing and distribution practices and integrating the worldwide sales and marketing organizations. Integration activities began in January 2005 and are expected to continue through 2007. The following table summarizes our restructuring costs to date:

(In millions)	Plant Shutdown	Severance	Asset Impairments	Other	Total
Restructuring costs incurred:
Through October 31, 2005	$1.9	$2.1	$0.2	$6.3	$10.5
Activity for the twelve months Ended October 31, 2006	0.7	2.3	3.2	3.1	9.3

	$2.6	$4.4	$3.4	$9.4	$19.8

Accrued Acquisition Costs

When acquisitions are recorded, we accrue for the estimated direct costs in accordance with applicable accounting guidance including Emerging Issues Task Force (EITF) Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (EITF 95-3) of severance and plant/office closure costs of the acquired business. Management with the appropriate level of authority have completed their assessment of exit activities of the acquired companies and have substantially completed their plans. In addition, we also accrue for costs directly associated with acquisitions, including legal, consulting, deferred payments and due diligence. There were no adjustments of accrued acquisition costs included in the determination of net income for the periods. Below is a summary of activity related to accrued acquisition costs for the twelve months ended October 31, 2006.

Description (In thousands)	Balance October 31, 2005	Additions	Payments	Balance October 31, 2006
Plant shutdown	$12,442	$558	$8,187	$4,813
Severance	14,725	1,498	5,750	10,473
Contingent consideration	—	12,252	—	12,252
Legal & consulting	8,918	1,857	5,070	5,705
Preacquisition liabilities	768	—	—	768
Hold back due	137	—	137	—
Other	4,120	3,969	5,199	2,890

Total	$41,110	$20,134	$24,343	$36,901

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Note 4. Intangible Assets

(In thousands)	CVI	CSI	Total
Goodwill:
Balance as of November 1, 2004	$190,772	$119,828	$310,600
Additions during the year ended October 31, 2005	859,094	1,683	860,777
Other adjustments*	(2,328)	—	(2,328)

Balance as of November 1, 2005	1,047,538	121,511	1,169,049
Net (reductions) additions during the year ended October 31, 2006	(2,339)	48,204	45,865
Other adjustments*	2,170	—	2,170

Balance as of October 31, 2006	$1,047,369	$169,715	$1,217,084

*	Primarily translation differences in goodwill denominated in foreign currency.

Of the October 31, 2006 goodwill balance, $69.5 million is expected to be deductible for tax purposes.

	As of October 31, 2006		As of October 31, 2005		Weighted Average Amortization Period
(In thousands)	Gross Carrying Amount	Accumulated Amortization & Translation	Gross Carrying Amount	Accumulated Amortization & Translation
					(In years)
Other intangible assets:
Trademarks	$1,807	$231	$1,651	$236	20
Technology	88,950	19,739	83,725	13,113	12
Shelf space and market share	73,486	9,007	70,224	4,033	15
License and distribution rights and other	17,070	5,176	17,117	3,922	17

	$181,313	$34,153	172,717	$21,304	13

Less accumulated amortization and translation	34,153		21,304

Other intangible assets, net	$147,160		$151,413

Estimated annual amortization expense is about $13.9 million for each of the years in the five-year period ending October 31, 2011.

Note 5. Earnings Per Share

Years Ended October 31, (In thousands, except per share amounts)	2006	2005	2004
Net income	$66,234	$91,722	$92,825

Add interest charge applicable to convertible debt, net of tax	2,090	2,096	2,095

Income for calculating diluted earnings per share	$68,324	$93,818	$94,920

Basic:
Weighted average common shares	44,522	42,021	32,534

Basic earnings per common share	$1.49	$2.18	$2.85

Diluted:
Weighted average common shares	44,522	42,021	32,534
Effect of dilutive stock options	457	1,372	1,489
Shares applicable to convertible debt	2,590	2,590	2,590

Diluted weighted average common shares	47,569	45,983	36,613

Diluted earnings per share	$1.44	$2.04	$2.59

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

We excluded the following options to purchase Cooper’s common stock from the computation of diluted EPS because their exercise prices were above the average market price.

Years Ended October 31,	2006	2005	2004
Number of shares excluded	3,119,383	236,166	665,500

Range of exercise prices	$52.40 - $80.51	$72.94 - $80.51	$68.66

Note 6. Income Taxes

The components of income from continuing operations before income taxes and extraordinary items and the income tax provision related to income from all operations in the consolidated statements of income consist of:

Years Ended October 31, (In thousands)	2006	2005	2004
Income before income taxes:
United States	$(22,071)	$14,757	$41,539
Foreign	95,408	93,700	70,950

	$73,337	$108,457	$112,489

Income tax provision	$7,103	$16,735	$19,664

The income tax provision (benefit) related to income from continuing operations in the consolidated statements of income consists of:

Years Ended October 31, (In thousands)	2006	2005	2004
Current:
Federal	$4,189	$8,827	$4,565
State	372	1,905	837
Foreign	3,513	3,333	2,080

	8,074	14,065	7,482

Deferred:
Federal	(2,749)	1,143	8,799
State	(638)	—	—
Foreign	2,416	1,527	3,383

	(971)	2,670	12,182

Total provision for income taxes	$7,103	$16,735	$19,664

We reconcile the provision for income taxes attributable to income from operations and the amount computed by applying the statutory federal income tax rate of 35% to income before income taxes as follows:

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Years Ended October 31, (In thousands)	2006	2005	2004
Computed expected provision for taxes	$25,688	$37,960	$39,371
Increase (decrease) in taxes resulting from:
Income earned outside the United States subject to different tax rates	(25,235)	(28,308)	(18,391)
Foreign source income subject to U.S. tax	202	146	314
State taxes, net of federal income tax benefit	(229)	738	1,367
In-process research and development	2,625	7,000	—
Incentive stock option compensation	1,306	—	—
Change in valuation allowance	(252)	(253)	(1,341)
Tax accrual adjustment	2,744	(572)	(814)
Other, net	254	24	(842)

Actual provision for income taxes	$7,103	$16,735	$19,664

During the fourth quarter of 2006, we made an immaterial revision related to certain prior period foreign tax liabilities. The impact of this revision was to reduce income tax expense for the quarter and year by $885,000.

The tax effects of temporary differences that give rise to the deferred tax assets and liabilities are:

October 31, (In thousands)	2006	2005
Deferred tax assets:
Accounts receivable, principally due to allowances for doubtful accounts	$1,639	$2,035
Inventories	4,433	6,354
Litigation settlements	156	21
Accrued liabilities, reserves and compensation accruals	10,057	6,883
Restricted stock	3,319	123
Net operating loss carryforwards	53,825	54,151
Research and experimental expenses – Section 59(e)	2,575	—
Tax credit carryforwards	3,160	2,507

Total gross deferred tax assets	79,164	72,074
Less valuation allowance	(2,005)	(2,257)

Deferred tax assets	77,159	69,817

Deferred tax liabilities:
Tax deductible goodwill	(7,328)	(4,976)
Plant and equipment	(6,405)	(7,114)
Transaction cost	(1,144)	(1,027)
Foreign deferred tax liabilities	(4,258)	(1,459)
Other intangible assets	(24,598)	(21,194)
Inventory adjustments under new accounting method	(2,079)	—

Total gross deferred tax liabilities	(45,812)	(35,770)

Net deferred tax assets	$31,347	$34,047

Current deferred tax liabilities of $297,000 are included in other accrued liabilities on the balance sheet.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at October 31, 2006. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. The net change in the total valuation allowance for the years ended October 31, 2006, 2005 and 2004 were decreases of $252,000, $253,000 and $1.8 million, respectively; a portion of those decreases relate to concurrent reductions in the deferred tax asset.

The Company has not provided for federal income tax on approximately $382.5 million of undistributed earnings of its foreign subsidiaries since the Company intends to reinvest this amount outside the U.S. indefinitely. As a result, the Company has not availed itself of the favorable repatriation provisions of Internal Revenue Code Section 965.

At October 31, 2006, the Company had federal net operating loss carryforwards of $143.4 million and state net operating loss carryforwards of $43.7 million. Additionally, the Company had $3.2 million of federal alternative minimum tax credits. The federal net operating loss carryforwards expire on various dates between 2007 through 2026, and the federal alternative minimum tax credits carry forward indefinitely. Approximately $56.3 million of the federal net operating loss carryforwards expire in 2007 and 2008. The state net operating loss carryforwards expire on various dates between 2014 through 2016. Among the net operating and other tax credit carryforwards, $62.2 million, $6.1 million and $5.2 million of federal net operating losses are attributable to the Ocular, Inlet and NeoSurg pre-acquisition years, respectively, which may be subject to certain limitation upon utilization. $43.6 million of state net operating losses are attributable to the Ocular pre-acquisition years, which may be subject to certain limitations upon utilization. Under the current tax law, net operating loss and credit carryforwards available to offset future income in any given year may be limited by statute or upon the occurrence of certain events, including significant changes in ownership interests. The Company does not believe that any limitations triggered by the change in the ownership of Ocular, Inlet and NeoSurg will have a material effect on its ability to utilize net operating losses.

Note 7. Debt

October 31, (In thousands)	2006	2005
Short-term:
Overdraft facilities	$23,516	$33,981
Current portion of long-term debt	37,850	38,279

	$61,366	$72,260

Long-term:
Convertible senior debentures, net of discount of $2,396 and $ 2,540	$112,604	$112,460
Credit facility	605,300	557,250
Other	1,232	1,221

	719,136	670,931
Less current portion	37,850	38,279

	$681,286	$632,652

Annual maturities of long-term debt as of October 31, 2006, excluding the potential repurchase of convertible debentures in 2008 are as follows:

Year (In thousands)
2007	$37,850
2008	50,216
2009	61,370
2010	80,080
2011	376,650

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Syndicated Bank Credit Facility

On December 12, 2005, Cooper amended and restated its existing $750 million syndicated bank credit facility (the Amended and Restated Credit Agreement). The amendment extended maturities and provides the Company with additional borrowing flexibility and lower overall pricing. The amendment refinanced the $465 million outstanding of Term A and Term B loans under the prior facility and is comprised of a revolving credit facility, which was increased from $275 million to $500 million, and a $250 million term loan. In addition, the Company has the ability from time to time to increase the size of the revolving credit facility by up to an additional $250 million. KeyBank led the amendment process, which resulted in substantially all original banks retaining or increasing their participation in the agreement. The revolving facility and the term loan mature on December 12, 2010.

On July 31, 2006, the Company amended the bank credit facility to permanently increase our Permitted Foreign Subsidiary Basket from $125 million to $200 million through fiscal year 2007 and $175 million for fiscal year 2008 and to permanently increase our allowable Capitalized Lease Obligations to $100 million. On October 31, 2006, the Company executed our second amendment to increase the funded debt to pro forma earnings before interest, taxes, depreciation and amortization (EBITDA) ratio (as defined in the credit agreement) to 3.25 through October 30, 2007. These changes were requested to achieve operational flexibility in funding capital expenditures related to manufacturing.

Interest rates are based on the London Interbank Offered Rate (LIBOR) plus additional basis points determined by certain ratios of debt to EBITDA, as defined in the credit agreement. These range from 62.5 to 150 basis points for the revolver and term loan. As of October 31, 2006, the additional basis points were 137.5 on both the revolver and the term loan.

Terms include a first security interest in all of the Company’s domestic assets. The facility:

•	Limits Cooper’s debt (total funded indebtedness) to a maximum of 50% of its total capitalization, which is defined as the sum of total debt plus stockholders’ equity.

•	Requires that the ratio of EBITDA to fixed charges (as defined) be at least 1.1 to 1 through October 30, 2009 and 1.2 to 1 thereafter.

•

Requires that the ratio of total debt to EBITDA (as defined, “Leverage Ratio”), as amended, be no higher than 3.75 to 1 from December 12, 2005 through October 30, 2006, 3.25 to 1 from October 31, 2006 through October 30, 2007, 2.5 to 1 from October 31, 2007 through October 30, 2009, and 2.0 to 1 thereafter.

At October 31, 2006, the Company debt was 35% of total capitalization, the ratio of EBITDA to fixed charges (as defined) was 1.23 to 1 and the ratio of debt to EBITDA was 3.17 to 1.

The Company wrote off $4.1 million of debt issuance costs as a result of amending the facility in the first fiscal quarter of 2006. The remaining $2.3 million of debt issuance costs and the additional $625,000 cost incurred to amend the facility are carried in other assets and amortized to interest expense over its life.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

At October 31, 2006, we had $144.4 million available under the credit facility:

(In millions)
Amount of facility	$750.0
Outstanding loans	(605.6	)*

Available	$144.4

*	Includes $336,000 in letters of credit backing other debt.

Fiscal Year 2005

On January 6, 2005, Cooper replaced its $225 million syndicated bank credit facility with a $750 million credit agreement, of which $605 million of the proceeds was used to fund the cash portion of the consideration to Ocular shareholders. The facility consisted of a $275 million revolving credit facility, a $225 million term loan (Term A) and a $250 million term loan (Term B). The revolving facility and the Term A loan mature on January 6, 2010; the Term B loan matures on January 6, 2012. KeyBank was the administrative agent and JP Morgan Chase is the syndication agent for the twenty-three bank syndication.

Repayment of the principal amounts of both Term A and Term B followed a quarterly schedule beginning October 6, 2005, through the respective maturity date. We repaid $9.8 million in fiscal year 2005. Interest rates under the facility were based on the LIBOR plus additional basis points determined by certain ratios of debt to pro forma EBITDA, as defined in the credit agreement. These ranged from 75 to 175 basis points for the revolver and Term A and from 150 to 175 basis points for the Term B. As of October 31, 2005, the additional basis points were 150 on the revolver and Term A and 175 on the Term B.

Terms include a first security interest in all Cooper domestic assets, and at October 31, 2005, Cooper was in compliance with the debt covenants.

Convertible Senior Debentures

In fiscal 2003, we issued $115 million of 2.625% convertible senior debentures (Debentures) due on July 1, 2023, in a private placement pursuant to Rule 144A and Regulation S of the Securities Act of 1933. The Debentures are initially convertible at the holder’s option under certain circumstances into 22.5201 shares of our common stock per $1,000 principal amount of Debentures (representing a conversion price of approximately $44.40 per share), or approximately 2.6 million shares in aggregate, subject to adjustment. Among other things, the Debentures are convertible during any fiscal quarter following a fiscal quarter in which our share price exceeds 120% of the conversion price for 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of such quarter. Based on the trading prices of our shares for the quarter ended July 31, 2006, the debentures are not convertible at October 31, 2006. When converted, we have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock. The Debentures rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. We may redeem the Debentures (in whole or in part) for cash on or after July 1, 2008, at a price equal to 100% of the principal amount. Holders may require us to repurchase the Debentures on July 1, 2008, 2013 and 2018, at a repurchase price equal to 100% of the principal amount.

The proceeds of $112.2 million reflect the discount of $2.8 million that we amortize over the life of the Debentures. The $1.2 million cost of issuing the Debentures is carried in other assets and amortized to interest expense over its life.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Under EITF Issue No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share, the dilutive effect of the Debentures is included in the diluted earnings per share calculation from the time of issuance of the Debentures, in accordance with the if-converted methodology under SFAS No. 128, Earnings Per Share (SFAS 128).

European Credit Facility

On August 24, 2005, Cooper entered into a $40 million credit facility, in the form of a continuing and unconditional guaranty, with Bank of America on behalf of certain of its European subsidiaries for cash management purposes. The Company will pay to the Bank all forms of indebtedness in the currency in which it is denominated for those certain subsidiaries upon demand by the bank. Interest expense is calculated on all debit balances based on an applicable base rate for each country plus a fixed spread common across all subsidiaries covered under the guaranty. At October 31, 2006, $5.7 million of the facility was utilized. The weighted average interest rate on the outstanding balances was 5.14%.

On November 1, 2006, the Company entered into a $45 million European credit facility with CitiGroup in the form of a continuing and unconditional guaranty, designed to replace the European overdraft facility with Bank of America. The Company will pay to CitiGroup all forms of indebtedness in the currency in which it is denominated for those certain subsidiaries. Interest expense is calculated on all debit balances based on an applicable base rate for each country plus a fixed spread common across all subsidiaries covered under the guaranty. The remaining balances under the Bank of America facility will be funded by the CitiGroup facility.

Japan Credit Facility

On February 22, 2006, the Company entered into a $15 million Yen-denominated credit facility allowing the Company to better manage its cash in Japan. The Company also provided a continuing and unconditional guaranty to the bank on behalf of its Japanese subsidiary, CooperVision K.K. The Company will pay to the bank all forms of indebtedness in Yen upon demand by the bank. Interest expense is calculated on the outstanding balance based on the EuroYen rate plus a 1% fixed spread. At October 31, 2006, $14.5 million of the facility was utilized. The weighted average interest rate on the outstanding balances was 1.09%.

Note 8. Financial Instruments

The fair value of each of our financial instruments, including cash and cash equivalents, trade receivables, lines of credit and accounts payable, approximated its carrying value as of October 31, 2006 and 2005 because of the short maturity of these instruments and the ability to obtain financing on similar terms. We believe that there are no significant concentrations of credit risk in trade receivables.

The 2.625% convertible senior debentures are traded occasionally in public markets. The carrying value and estimated fair value of these obligations as of October 31, 2006 are $112.6 million and $156.2 million, respectively, and as of October 31, 2005, are $112.5 million and $185.4 million, respectively. The fair value of our other long-term debt approximated the carrying value at October 31, 2006 and 2005 because we believe that we could obtain similar financing with similar terms.

Marketable securities at October 31, 2004 represented Quidel Corporation common stock available for sale at fair value. We received Quidel shares as a result of a transaction involving Litmus Concepts, Inc. in 2001 and additional shares upon release of escrow in 2002.

We have sold shares of Quidel stock from time to time and sold all remaining shares in 2005.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Sale of Quidel Shares

Years Ended October 31, (In thousands)	2005	2004
Proceeds from sale	$1,779	$3,376
Carrying value	1,660	1,933
Gross realized gain in earnings	119	1,443
Tax	48	577

Reclassification adjustment, reflected in comprehensive income	$71	$866

Derivative Instruments

We operate multiple foreign subsidiaries that manufacture and/or sell our products worldwide. As a result, our earnings, cash flows and financial position are exposed to foreign currency risk from foreign currency denominated receivables and payables, sales transactions, capital expenditures and net investment in certain foreign operations. Our policy is to minimize transaction, remeasurement and specified economic exposures with derivatives instruments. The gains and losses on the foreign exchange forward contracts are intended to at least partially offset the transaction gains and losses recognized in earnings. We do not enter into foreign exchange forward contracts for speculative purposes. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133) all derivatives are recorded on the balance sheet at fair value. Changes in the fair value of derivatives that do not qualify, or are not effective as hedges, must be recognized currently in earnings.

Cash Flow Hedging

We designate and document foreign exchange forward contracts related to forecasted cost of sales, and interest on intercompany equipment sales and leaseback transactions as cash flow hedges. The effective portion of the contracts’ gains or losses is included in accumulated other comprehensive income (OCI) until the hedged cash flow occurs, at which time the amount in OCI is reclassified to earnings. We record any ineffectiveness and any excluded components of the hedge in other income or expense in our Consolidated Statements of Income. As of October 31, 2006, the excluded components recorded in earnings were immaterial to earnings. For the twelve months ended October 31, 2006, ineffectiveness recorded was also immaterial to earnings. We calculate hedge effectiveness at a minimum each fiscal quarter. We evaluate hedge effectiveness prospectively and retrospectively, excluding time value, by comparing the cumulative change in the spot rate of the derivative with the cumulative change in the spot rate of the anticipated sales transactions.

In the event there is recognized ineffectiveness, or the underlying forecasted transaction does not occur within the designated hedge period, or it becomes probable that the forecasted transaction will not occur, the related gains and losses on the cash flow hedge are immediately reclassified from OCI to other income or expense in our Consolidated Statements of Income at that time. As of October 31, 2006, all outstanding cash flow hedging derivatives had a maturity of less than 12 months. We expect to reclassify approximately $9,000 to other income over the next twelve months and approximately $26,000 thereafter.

Balance Sheet Hedges

We manage the foreign currency risk associated with non-functional currency assets and liabilities using foreign exchange forward contracts with maturities of less than 12 months. The change in fair value of these derivatives is recognized in other income or expense and is intended to offset the remeasurement gains and losses associated with the non-functional currency assets and liabilities.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Interest Rate Swaps

To meet certain management objectives and specific bank covenants, the Company executed five interest rate swaps on January 14, 2005, with maturities of 1-3 years with a combined notional value of $500 million. The swaps were designed to fix a portion of the borrowing costs of the Company’s floating rate $750 million syndicated bank credit facility. The swaps were structured to match the critical terms of the syndicated bank credit facility; however, they did not qualify for hedge accounting due to incomplete documentation at the inception of the swaps. In June 2005, the swaps were replaced and were appropriately documented and designated as SFAS 133 cash flow hedges of the benchmark interest rate risk associated with certain LIBOR-based interest payments on the debt. On February 7, 2006, a $100 million swap contract expired, and a new $125 million contract took effect resulting in $525 million of outstanding interest rate swaps as of October 31, 2006.

Effectiveness testing of the hedge relationship and measurement to quantify ineffectiveness is performed at fiscal quarter ends using the hypothetical derivative method. The swaps have been and are expected to remain highly effective for the life of the hedges. The fixed rates on these new swaps are between 3.905% and 4.8175%. As of October 31, 2006, the fair value of these new swaps, approximately $4.5 million, was recorded as an asset and the effective offset is recorded in OCI in our Consolidated Balance Sheet. During fiscal 2006, approximately $4.1 million of effective gains have been reclassified from OCI to interest expense. Effective amounts are reclassified to interest expense as the related hedged expense is incurred. As of October 31, 2006, approximately $4.0 million is estimated to be reclassified during fiscal year 2007. No material ineffectiveness on the interest rate swaps was recognized during the current fiscal year.

Fair Value Hedging

We designate and document foreign exchange forward contracts related to firm commitments for capital expenditures as fair value hedges. In accordance with policy, these derivatives are employed to eliminate, reduce or transfer selected foreign currency risks that meet the SFAS 133 definition of a firm commitment. Fair value hedges are evaluated for effectiveness at a minimum each fiscal quarter and any ineffectiveness is recorded in other income and expense in our Consolidated Statements of Income. The critical terms of the forward contract and the firm commitments are matched at inception and subsequent prospective forward contract effectiveness is measured by comparing the cumulative change in the fair value of the forward contract to the cumulative change in value of the specified firm commitment, including time value. The derivative fair values are recorded in our Consolidated Balance Sheets and recognized currently in earnings; this is offset by the effective gains and losses on the change in value of the firm commitment which is recorded in construction in process in our Consolidated Balance Sheets. The net impact of any calculated hedge ineffectiveness on fair value hedges that was recognized in other income or expense was immaterial.

Outstanding Derivative Instruments

Our outstanding net foreign exchange forward contracts and interest rate swap agreements as of October 31, 2006, are presented in the table below. Weighted average forward rates are quoted using market conventions.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Foreign Exchange Hedge Instruments (Currency in thousands)	Net Notional Value	Weighted Average Rate	Fair Value
Cash flow FX hedges:
EURO sold	€1,318	1.2799	$(3)
Fair value FX hedges:
EURO purchased	€215	1.2872	$(2)
GBP purchased	£2,667	1.7576	$390
Mark-to-market FX hedges:
EURO sold	€13,975	1.2799	$(29)
USD sold	$2,700	0.7557	$31

	Summary Notational Value	Fixed Rate	Fair Value
Interest rate swap agreements
Cash flow interest rate hedges:
Agreements expiring February 7, 2007	$150,000	3.9050	$599
Agreements expiring February 7, 2008	$250,000	3.9810 – 4.0150	$3,489
Agreements expiring February 9, 2009	$125,000	4.8175	$387

FX hedges and interest rate swap agreements outstanding at October 31, 2004 were not significant.

Non-designated interest rate hedges:
As of October 31, 2005	$1,080	4.8800	$(31)

An agreement originally scheduled to expire January 1, 2012, was terminated on October 6, 2006.

Note 9. Stockholders’ Equity

Analysis of changes in accumulated other comprehensive income (loss):

(In thousands)	Foreign Currency Translation Adjustment	Change in Value of Derivative Instruments	Unrealized Gain (Loss) on Marketable Securities	Minimum Pension Liability	Total
Balance October 31, 2003	$14,887	$(129)	$1,399	$(2,031)	$14,126
2004 activity	15,324	43	(1,409)	(1,113)	12,845

Balance October 31, 2004	30,211	(86)	(10)	(3,144)	26,971
2005 activity	(16,427)	3,616	10	(56)	(12,857)

Balance October 31, 2005	13,784	3,530	—	(3,200)	14,114
2006 activity	22,923	(836)	—	2,510	24,597

Balance October 31, 2006	$36,707	$2,694	$—	$(690)	$38,711

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Cash Dividends

We paid a semiannual dividend of approximately $1.3 million or 3 cents per share on July 5, 2006, to stockholders of record on June 14, 2006. On January 5, 2006, we paid a semiannual dividend of approximately $1.3 million or 3 cents per share to stockholders of record on December 16, 2005. We paid a semiannual dividend of approximately $1.3 million or 3 cents per share on July 5, 2005, to stockholders of record on June 14, 2005. On January 5, 2005, we paid a semiannual dividend of approximately $1.0 million or 3 cents per share to stockholders of record on December 16, 2004.

Stockholders’ Rights Plan

Under our stockholders’ rights plan, each outstanding share of our common stock carries one-half of one preferred share purchase right (a Right). The Rights will become exercisable only under certain circumstances involving acquisition of beneficial ownership of 20% or more of our common stock by a person or group (an Acquiring Person) without the prior consent of Cooper’s Board of Directors. If a person or group becomes an Acquiring Person, each Right would then entitle the holder (other than an Acquiring Person) to purchase, for the then purchase price of the Right (currently $145, subject to adjustment), shares of Cooper’s common stock, or shares of common stock of any person into which we are thereafter merged or to which 50% or more of our assets or earning power is sold, with a market value of twice the purchase price. The Rights will expire in October 2007 unless earlier exercised or redeemed. The Board of Directors may redeem the Rights for $.01 per Right prior to any person or group becoming an Acquiring Person.

Note 10. Stock Plans

At October 31, 2006, Cooper had two stock-based compensation plans:

2006 Long-Term Incentive Plan for Non-Employee Directors (2006 Directors Plan)

In March 2006, the Company received stockholder approval of the 2006 Directors Plan, and no further awards will be granted from the 1996 Directors Plan.

The 2006 Directors Plan authorizes either Cooper's Board of Directors or a designated committee thereof composed of two or more Non-Employee Directors to grant to Non-Employee Directors during the period ending March 21, 2009, equity awards for up to 650,000 shares of common stock, subject to adjustment for future stock splits, stock dividends, expirations, forfeitures and similar events.

The 2006 Directors Plan provides for annual grants of stock options and restricted stock to Non-Employee Directors on November 1 and November 15, respectively, of each fiscal year. Specifically, each Non-Employee Director may be awarded the right to purchase 1,000 restricted shares of the Company’s common stock for $0.10 per share on each November 15th. The restrictions on the restricted stock will lapse on the earlier of the date when the stock reaches certain target values or the fifth anniversary of the date of grant. Each Non-Employee Director may also be awarded 17,500 options (18,900 options in the case of the Lead Director) to purchase common stock on each November 1. These options shall vest on the earlier of the date when the stock reaches certain target values or the fifth anniversary of the date of grant. Options expire no more than 10 years after the grant date.

1996 Long-Term Incentive Plan for Non-Employee Directors (1996 Directors Plan)

The 1996 Directors Plan provided for annual grants of stock options and restricted stock to Non-Employee Directors on November 1 and November 15, respectively, of each fiscal year. Specifically, each Non-Employee Director was awarded the right to purchase 1,000 restricted shares of the Company’s common stock for $0.10 per share on each November 15. The restrictions on the restricted stock will lapse on the

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

earlier of the date when the stock reaches certain target values or the fifth anniversary of the date of grant. Each Non-Employee Director was also awarded options to purchase common stock on each November 1. These options shall vest on the earlier of the date when the stock reaches certain target values or the fifth anniversary of the date of grant. Options expire no more than 10 years after the grant date.

Second Amended and Restated 2001 Long-Term Incentive Plan (2001 LTIP)

The 2001 LTIP is designed to increase Cooper’s stockholder value by attracting, retaining and motivating key employees and consultants who directly influence our profitability. Stockholders initially approved the 2001 LTIP in March 2001. Stockholders approved an amendment and restatement of the 2001 LTIP in March 2003, approved a subsequent amendment in March 2004 and a second amendment and restatement in March 2006.

The 2001 LTIP authorizes either Cooper's Board of Directors or a designated committee thereof composed of two or more Non-Employee Directors to grant to eligible individuals during the period ending December 31, 2006, stock options for up to 5,550,000 shares of common stock, subject to adjustment for future stock splits, stock dividends, expirations, forfeitures and similar events. Options expire no more than 10 years after the grant date. Options generally become exercisable based on both our common stock achieving certain price targets and within specified time periods, or five years after the grant date. As of October 31, 2006, 229,875 shares remained available under the 2001 LTIP for future grants.

Share-Based Compensation

Compensation cost associated with share-based awards recognized in fiscal 2006 includes: 1) amortization related to the remaining unvested portion of all stock option awards granted prior to November 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and 2) amortization related to all stock option awards granted on or subsequent to November 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. The compensation and related income tax benefit recognized in the Company’s consolidated financial statements for stock options and restricted stock awards were as follows:

(In millions)	Year Ended October 31, 2006
Selling, general and administrative expenses	$13.2
Cost of products sold	0.7
Research and development expense	0.3
Capitalized in inventory	0.5

Total compensation	$14.7

Related income tax benefit	$3.2

Cash received from options exercised under all share-based payment arrangements for the years ended October 31, 2006, 2005 and 2004 was approximately $3.0 million, $25.2 million and $13.8 million, respectively.

For stock options granted prior to the adoptions of SFAS 123R, if compensation expense for our stock-based compensation plans had been determined based upon estimated fair values at the grant dates in accordance with SFAS 123, as amended by SFAS 148, our net income and earnings per share would have been as follows:

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Years Ended October 31, (In millions, except per share amounts)	2005	2004
Net income, as reported	$91.7	$92.8

Add: Stock-based director compensation expense included in reported net income, net of related tax effects	0.4	0.2

Deduct: Total stock-based employee and director compensation expense determined under fair value based method, net of related tax effects	(7.5)	(5.1)

Pro forma net income	$84.6	$87.9

Basic earnings per share
As reported	$2.18	$2.85
Pro forma	$2.01	$2.70

Diluted earnings per share
As reported	$2.04	$2.59
Pro forma	$1.90	$2.47

Details regarding the valuation and accounting for stock options follow.

The fair value of each share-based award granted after the adoption of SFAS 123R is estimated on the date of grant using the Black-Scholes option valuation model and assumptions noted in the following table. The expected life of the awards is based on the observed and expected time to post-vesting forfeiture and/or exercise. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected volatility is based on implied volatility from publicly-traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly-traded options, historical volatility and other factors. The risk-free interest rate is based on the continuous rates provided by the U.S. Treasury with a term equal to the expected life of the option. The dividend yield is based on the projected annual dividend payment per share, divided by the stock price at the date of grant. The fair value of each option award granted during the years-ended October 31, 2005 and 2004 was estimated on the date of grant using the Black-Scholes option valuation model and weighted-average assumptions in the following table.

Years Ended October 31,	2006	2005	2004
Expected life	2.8 -5.2 years	3.5 years	3.5 years
Expected volatility	29.5% - 30.8%	27.0%	28.0%
Risk-free interest rate	4.4% - 4.8%	4.1%	3.0%
Dividend yield	0.09%	0.09%	0.12%

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

The status of the Company’s stock option plans at October 31, 2006, is summarized below:

	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding at October 31, 2005	3,967,609	$50.66
Granted	1,266,317	$58.77
Exercised	(108,333)	$59.47
Forfeited or expired	(137,125)	$67.62

Outstanding at October 31, 2006	4,988,468	$52.73	7.85	$—

Vested and exercisable at October 31, 2006	2,209,777	$40.45	6.26	$26,289,383

The weighted-average fair value of each option granted during the year ended October 31, 2006, estimated as of the grant date using the Black-Scholes option pricing model, for the 2001 LTIP was $15.29. For the Directors Plans, the weighted-average fair value of each option granted for the year ended October 31, 2006 was $23.75. The total intrinsic value of options exercised during the year ended October 31, 2006 was $2.5 million. The expected requisite service periods for options granted in the year ended October 31, 2006 for employees and directors was 33 months and 4 months, respectively.

Stock awards outstanding under the Company’s current plans have been granted at prices which are either equal to or above the market value of the stock on the date of grant. Options granted under the 2001 LTIP generally vest over three and one-half to five years based on market and service conditions and expire no later than either five or ten years after the grant date. Options granted under the 2006 Directors Plan and the 1996 Directors Plan generally vest in five years or upon achievement of a market condition and expire no later than ten years after the grant date. Effective November 1, 2005, the Company generally recognizes compensation expense ratably over the vesting period. As of October 31, 2006, there was $38.1 million of total unrecognized compensation cost related to nonvested options, which is expected to be recognized over a remaining weighted-average vesting period of 4.01 years.

Note 11. Employee Benefits

Cooper's Retirement Income Plan

Cooper’s Retirement Income Plan (the Plan), a defined benefit plan, covers substantially all full-time United States employees. Cooper's contributions are designed to fund normal cost on a current basis and to fund over 30 years the estimated prior service cost of benefit improvements (15 years for annual gains and losses). The unit credit actuarial cost method is used to determine the annual cost. Cooper pays the entire cost of the Plan and funds such costs as they accrue. Virtually all of the assets of the Plan are comprised of equities and participation in equity and fixed income funds. The pension plan’s intangible asset of $406,000 at October 31, 2006, is reported in other intangible assets.

The following table sets forth the Plan’s benefit obligations and fair value of the Plan assets at August 31, 2006, and the funded status of the Plan and net periodic pension costs for the three-year period ended October 31, 2006.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Retirement Income Plan

Years Ended October 31, (In thousands)	2006	2005	2004
Change in benefit obligation
Benefit obligation, beginning of year	$30,464	$23,397	$19,038
Service cost	2,942	2,069	1,605
Interest cost	1,585	1,418	1,263
Benefits paid	(720)	(653)	(642)
Actuarial (gain)/loss	(3,709)	4,233	2,133

Benefit obligation, end of year	$30,562	$30,464	$23,397

Change in plan assets
Fair value of plan assets, beginning of year	$19,004	$15,178	$13,005
Actual return on plan assets	1,669	2,029	1,315
Employer contributions	—	2,450	1,500
Benefits paid	(720)	(653)	(642)

Fair value of plan assets, end of year	$19,953	$19,004	$15,178

Reconciliation of funded status
Funded status	$(10,609)	$(11,460)	$(8,219)
Unrecognized transition obligation	157	183	208
Unrecognized prior service cost	249	279	309
Unrecognized actual loss	5,496	9,663	6,443

Net amount recognized at August 31	(4,707)	(1,335)	(1,259)
Contributions made between August 31 and October 31	767	—	—

Net amount recognized at year end	$(3,940)	$(1,335)	$(1,259)

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Retirement Income Plan

Years Ended October 31, (In thousands)	2006	2005	2004
Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$—	$—	$—
Accrued benefit liability	(5,478)	(6,720)	(4,920)
Intangible asset	406	462	517
Accumulated other comprehensive income	1,132	4,923	3,144

Net amount recognized at year end	$(3,940)	$(1,335)	$(1,259)

Other comprehensive income attributable to change in additional minimum liability recognition	$3,748	$1,779	$1,113

Additional year-end information for pension plans with accumulated benefit obligations in excess of plan assets
Projected benefit obligation	$30,562	$30,464	$23,397
Accumulated benefit obligation	26,199	25,681	20,098
Fair value of plan assets	19,953	18,961	15,178
Minimum liability	6,245	6,720	4,920
Additional minimum liability	1,538	5,385	3,661

Components of net periodic pension cost and total pension expense
Service cost	$2,942	$2,069	$1,605
Interest cost	1,585	1,418	1,263
Expected return on plan assets	(1,678)	(1,335)	(1,213)
Amortization of transitional obligation	26	26	26
Amortization of prior service cost	30	30	30
Recognized actuarial loss	467	318	191

Net periodic pension cost	3,372	2,526	1,902
Curtailments	—	—	—

Total pension expense	$3,372	$2,526	$1,902

The service cost for the fiscal year ended October 31, 2006, includes $200,000 for 153 new entrants as a result of the acquisition of Ocular.

Weighted-average assumptions used in computing the net periodic pension cost and projected benefit obligation at year end:
Discount rate for determining net periodic pension cost	5.25%	6.00%	6.50%
Discount rate for determining benefit obligations at year end	6.00%	5.25%	6.00%
Rate of compensation increase for determining expense	4.00%	4.00%	4.00%
Rate of compensation increase for determining benefit obligations at year end	4.00%	4.00%	4.00%
Expected rate of return on plan assets for determining net periodic pension cost	9.00%	9.00%	9.00%
Measurement date for determining assets and benefit obligations at year end, August 31	2006	2005	2004

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

The expected rate of return on plan assets was determined based on a review of historical returns, both for this plan and for medium- to large-sized defined benefit pension funds with similar asset allocations. This review generated separate expected returns for each asset class listed below. These expected future returns were then blended based on this Plan’s target asset allocation.

Plan Assets

Weighted-average asset allocations at year end, by asset category are as follows:

Years Ended October 31,	2006	2005	2004
Asset Category
Cash and cash equivalents	1.1%	14.0%	9.9%
Corporate common stock	27.6%	32.8%	33.4%
Equity mutual funds	50.8%	35.4%	36.4%
Bond mutual funds	20.5%	17.8%	20.3%

Total	100.0%	100.0%	100.0%

The plan invests in a diversified portfolio of assets intended to minimize risk of poor returns while maximizing expected portfolio returns. To achieve the long-term rate of return, plan assets will be invested in a mixture of instruments, including but not limited to investment grade bond funds, cash, small/large cap equity funds and international equity funds. There are no direct investments in Cooper stock and the Plan does not provide for investment in Company stock. The allocation of assets will be determined by the Investment Manager, and will typically include 50% to 80% equities with the remainder invested in fixed income and cash. Presently, this diversified portfolio is expected to return roughly 9.00% on a long-term basis.

Cash Flows

Contributions

The Company contributed $767,000 to its pension plan during the fiscal year. Total contributions during the last two fiscal years were about $3.2 million. The Company closely monitors the funded status of the Plan with respect to legislative and accounting rules. The Company intends to make at least the minimum contribution during the 2006-2007 fiscal year.

Estimated Future Benefit Payments

Years (In thousands)
2006 - 2007	$839
2007 - 2008	903
2008 - 2009	1,002
2009 - 2010	1,109
2010 - 2011	1,212
2011 - 2016	9,076

Cooper's 401(k) Savings Plan

Cooper's 401(k) Savings Plan provides for the deferral of compensation as described in the Internal Revenue Code and is available to substantially all full-time United States employees of Cooper. Employees who participate in the 401(k) Plan may elect to have from 1% to 50% of their pre-tax salary or wages deferred and contributed to the trust established under the plan. Cooper's contribution on account of participating employees, net of forfeiture credits, was $2.0 million, $1.9 million and $1.1 million for the years ended October 31, 2006, 2005 and 2004, respectively.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Note 12. Commitments and Contingencies

Lease Commitments

Total minimum annual rental obligations under noncancelable operating leases (substantially all real property or equipment) in force at October 31, 2006, are payable as follows:

(In thousands)
2007	$23,086
2008	18,859
2009	15,693
2010	14,618
2011	12,604
2012 and thereafter	45,735

$130,595

Aggregate rental expense for both cancelable and noncancelable contracts amounted to $17.2 million, $15.2 million and $8.3 million in 2006, 2005 and 2004, respectively.

Legal Proceedings

The Company is from time to time involved in various litigation and legal matters arising in the normal course of its business operations. Management believes that the final resolution of these matters will not have a material adverse effect on the Company’s consolidated financial position, cash flows or results of operations. By describing any particular matter, the Company does not intend to imply that it or its legal advisors have concluded or believe that the outcome of any of those particular matters is or is not likely to have a material adverse impact upon the Company’s consolidated financial position, cash flows or results of operations.

On February 15, 2006, Alvin L. Levine filed a putative securities class action lawsuit in the United States District Court for the Central District of California, Case No. SACV-06-169 CJC, against the Company, A. Thomas Bender, its Chairman of the Board, President and Chief Executive Officer and a director, Robert S. Weiss, its Executive Vice President, Chief Operating Officer and a director, and John D. Fruth, a director. Two similar putative class action lawsuits were also filed in the United States District Court for the Central District of California, Case Nos. SACV-06-306 CJC and SACV-06-331 CJC. On May 19, 2006, the Court consolidated all three actions under the heading In re Cooper Companies, Inc. Securities Litigation and selected a lead plaintiff and lead counsel pursuant to the provisions of the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 78u-4.

The lead plaintiff filed a consolidated complaint on July 31, 2006. The consolidated complaint was filed on behalf of all purchasers of the Company’s securities between July 28, 2004 and December 12, 2005, including persons who received Company securities in exchange for their shares of Ocular in the January 2005 merger pursuant to which the Company acquired Ocular. In addition to the Company, Messrs. Bender, Weiss, and Fruth, the consolidated complaint names as defendants several of the Company’s current officers and directors, and one former officer.

The consolidated complaint purports to allege violations of Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 by, among other things, contending that: (a) the Company improperly accounted for assets acquired in the Ocular merger by improperly allocating $100 million of acquired customer relationships and manufacturing technology to goodwill (which is not amortized against earnings) instead of

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

to intangible assets other than goodwill (which are amortized against earnings); (b) the Company’s earnings guidance reflected the improper accounting for intangible assets and was inflated by (among other things) the amount of the understated amortization expense; (c) contrary to certain alleged statements, Ocular had “flooded the trade channel” with its older products as its Premier lenses were not being well received by customers; (d) the Company’s aggressive revenue and growth targets for 2005 and beyond lacked any reasonable basis when made and did not reflect realistically achievable results primarily because of the absence of a two-week silicone hydrogel product; (e) the Company’s internal controls were inadequate making it possible to misstate earnings by improperly accounting for the merger with Ocular; and (f) sales force integration was not materializing and was fraught with dissension and acrimony.

On September 29, 2006, the Company and the individual defendants moved to dismiss the consolidated complaint. A hearing on the motion is currently scheduled for January 22, 2007. The Company intends to vigorously defend this matter.

On March 17, 2006, Eben Brice filed a purported shareholder derivative complaint in the United States District Court for the Central District of California, Case No. 8:06-CV-00300-CJC-RNB, against several current and former officers and directors of the Company. The Company is named as a "nominal defendant." Since the filing of the first purported shareholder derivative lawsuit, three similar purported shareholder derivative suits were filed in the United States District Court for the Central District of California. All four actions have been consolidated under the heading In re Cooper Companies, Inc. Derivative Litigation and the Court selected a lead plaintiff and lead counsel.

On September 11, 2006, plaintiffs filed a consolidated amended complaint. The complaint purports to allege causes of action for breach of fiduciary duty, insider trading, breach of contract, and unjust enrichment, and largely repeats the allegations in the class action securities case, described above. The Company and the individual defendants have yet to respond to the consolidated amended complaint.

In addition to the derivative action pending in federal court, three similar purported shareholder actions were filed in the Superior Court for the State of California for the County of Alameda. These actions have been consolidated under the heading In re Cooper Companies, Inc. Shareholder Derivative Litigation, Case No. RG06260748. A consolidated amended complaint was filed on September 18, 2006.

On November 29, 2006 the Superior Court for the County of Alameda entered an order staying the action pending the resolution of the federal derivative action.

Both the state and federal derivative action are derivative in nature and do not seek damages from the Company.

On October 5, 2004, Bausch & Lomb Incorporated (Bausch & Lomb) filed a lawsuit against Ocular Sciences, Inc. in the U.S. District Court for the Western District of New York alleging that its Biomedics® toric soft contact lens and its private label equivalents infringe Bausch & Lomb’s U.S. Patent No. 6,113,236 relating to toric contact lenses having optimized thickness profiles. The complaint seeks an award of damages, including multiple damages, attorneys’ fees and costs and an injunction preventing the alleged infringement. The parties have filed claim construction briefs for the court to consider for its Markman order, and fact discovery substantially concluded during the first quarter of fiscal 2006. Based on our review of the complaint and the patent, as well as other relevant information obtained in discovery, we believe this lawsuit is without merit and plan to continue to pursue a vigorous defense.

United States Tax Court Litigation: On September 29, 2004, the Internal Revenue Service (IRS) issued Notices of Deficiency to Ocular in connection with its audit of Ocular’s income tax returns for the years 1999, 2000 and 2001. The Notice primarily pertains to transfer pricing issues and an alternative adjustment under the anti-deferral provisions of Subpart F of the Internal Revenue Code and asserts that $44.8 million of additional taxes is owed for these years, plus unspecified interest and approximately $12.7 million in related penalties.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

On December 29, 2004, Ocular filed a Petition for the United States Tax Court to redetermine the deficiencies asserted by the IRS. On February 11, 2005, the IRS filed its Answer to the Petition generally denying the various arguments made by Ocular against the assertions of the IRS. The Company believes that the IRS may not have fully reviewed the facts before making its assessment of additional taxes, and that its position misapplies the law and is incorrect. Discovery began on March 7, 2005, and the Company intends to fully access the work product of the IRS to more fully ascertain an understanding of its position.

The amount of taxes paid for these years was supported by pricing studies performed by an international firm of tax advisors. The resulting intercompany transactions and tax payments reflected pricing terms that were and are consistent with industry practice for arm’s length transactions with unrelated third parties. The Company intends to vigorously contest the IRS’s claims, and believes that the ultimate outcome of this matter will not have a material adverse effect on financial condition, liquidity or cash flow of the Company.

The Company continues to be subject to the examination of Ocular’s income tax returns by the IRS and other fiscal authorities, and we cannot assure that the outcomes from these examinations will not have a material adverse effect on the Company’s operating results and financial condition. Moreover, the Company’s future effective tax rates could be adversely affected by earnings being higher than anticipated in countries where it has higher statutory rates or lower than expected in countries where it has lower statutory rates, by changes in the valuation of deferred tax assets or liabilities, or by changes in tax laws or interpretations thereof.

On April 10, 2006, CooperVision filed a lawsuit against CIBA Vision (CIBA) in the United States District Court for the Eastern District of Texas alleging that CIBA is infringing United States Patent Nos. 6,431,706, 6,923,538, 6,467,903, 6,857,740 and 6,971,746 by, among other things, making, using, selling and offering to sell its O2Optix line of contact lenses. On June 5, 2006, CIBA filed an answer denying infringement and asserting certain affirmative defenses. The Court has set a trial date of January 8, 2008.

On April 11, 2006, CooperVision filed a lawsuit against CIBA in the United States District Court for the District of Delaware seeking a judicial declaration that CooperVision’s Biofinity™ line of silicone hydrogel contact lenses does not infringe any valid and enforceable claims of United States Patent Nos. 5,760,100, 5,776,999, 5,789,461, 5,849,811, 5,965,631 and 6,951,894. On July 5, 2006, CIBA answered the complaint by denying the allegation that CooperVision’s Biofinity™ line of silicone hydrogel contact lenses does not infringe any valid and enforceable claims of the foregoing patents. The answer also asks the Court for permission to interpose a counterclaim for infringement in the future if, after examination of the lenses, CIBA believes they infringe the foregoing patents, which counterclaim would seek both damages and injunctive relief. The Court has set a trial date of October 6, 2008.

On November 21, 2006, CooperVision filed a lawsuit against CIBA in the United States District Court for the Eastern District of Texas alleging that CIBA is infringing United States Patent Nos. 7,134,753 and 7,133,174 by, among other things, making, using, selling and offering to sell its O2Optix toric line of contact lenses. The Court has not yet set a schedule in the case.

Note 13. Business Segment Information

Cooper is organized by product line for management reporting with operating income, as presented in our financial reports, the primary measure of segment profitability. We do not allocate costs from corporate functions to the segments’ operating income. Items below operating income are not considered when measuring the profitability of a segment. We use the same accounting policies to generate segment results as we do for our consolidated results. Our two business segments – CVI and CSI – comprise Cooper’s operations.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Total net sales include sales to customers as reported in our consolidated statements of income and sales between geographic areas that are priced at terms that allow for a reasonable profit for the seller. Operating income (loss) is total net sales less cost of sales, research and development expenses, selling, general and administrative expenses, restructuring costs and amortization of intangible assets. Corporate operating loss is principally corporate headquarters expense. Investment income, net; settlement of disputes, net; other income (expense), net and interest expense are not allocated to individual segments. Neither of our business segments relies on any one major customer.

Identifiable assets are those used in continuing operations except cash and cash equivalents, which we include as corporate assets. Long-lived assets are property, plant and equipment.

Information by business segment for each of the years in the three-year period ended October 31, 2006 follows:

(In thousands)	CVI	CSI	Corporate & Eliminations	Consolidated
2006
Net sales from non-affiliates	$734,157	$124,803	$—	$858,960

Operating income (loss)	$126,643	$15,055	$(28,798)	112,900

Investment income, net				386
Other expense, net				(2,618)
Interest expense				(37,331)

Income before income taxes				$73,337

Identifiable assets	$2,049,557	$248,382	$54,662	$2,352,601

Depreciation expense	$45,604	$1,663	$77	$47,344

Amortization expense	$12,267	$2,036	$—	$14,303

Capital expenditures	$139,255	$3,055	$347	$142,657

2005
Net sales from non-affiliates	$697,934	$108,683	$—	$806,617

Operating income (loss)	$135,542	$17,426	$(17,134)	135,834

Investment income, net				1,002
Other income, net				1,346
Interest expense				(29,725)

Income before income taxes				$108,457

Identifiable assets	$1,884,955	$185,497	$109,378	$2,179,830

Depreciation expense	$35,345	$1,526	$63	$36,934

Amortization expense	$10,499	$1,205	$—	$11,704

Capital expenditures	$115,219	$1,766	$108	$117,093

2004
Net sales from non-affiliates	$388,660	$101,516	$—	$490,176

Operating income (loss)	$106,639	$20,866	$(10,754)	116,751

Investment income, net				351
Settlement of dispute				(377)
Other income, net				1,768
Interest expense				(6,004)

Income before income taxes				$112,489

Identifiable assets	$538,246	$186,854	$86,461	$811,561

Depreciation expense	$11,868	$1,669	$62	$13,599

Amortization expense	$1,345	$707	$—	$2,052

Capital expenditures	$39,139	$1,327	$39	$40,505

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Information by geographical area by country of domicile for each of the years in the three-year period ended October 31, 2006, follows:

(In thousands)	United States	Europe	Rest of World, Other Eliminations & Corporate	Consolidated
2006
Sales to unaffiliated customers	$427,608	$269,498	$161,854	$858,960
Sales between geographic areas	125,450	176,897	(302,347)	—

Net sales	$553,058	$446,395	$(140,493)	$858,960

Operating income	$5,396	$9,888	$97,616	$112,900

Long-lived assets	$217,749	$270,789	$7,819	$496,357

2005
Sales to unaffiliated customers	$411,447	$247,674	$147,496	$806,617
Sales between geographic areas	152,037	161,699	(313,736)	—

Net sales	$563,484	$409,373	$(166,240)	$806,617

Operating income	$30,693	$8,729	$96,412	$135,834

Long-lived assets	$187,891	$185,069	$6,825	$379,785

2004
Sales to unaffiliated customers	$284,341	$147,285	$58,550	$490,176
Sales between geographic areas	1,112	99,140	(100,252)	—

Net sales	$285,453	$246,425	$(41,702)	$490,176

Operating income	$55,222	$10,377	$51,152	$116,751

Long-lived assets	$60,205	$87,554	$3,306	$151,065

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Note 14. Selected Quarterly Financial Data (Unaudited)

(In thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter*
2006
Net sales	$205,739	$211,397	$225,798	$216,026

Gross profit	$129,161	$131,363	$137,761	$127,692

Income before income taxes	$20,123	$15,593	$24,289	$13,332
Provision for income taxes	2,169	1,892	3,312	(270)

Net income	$17,954	$13,701	$20,977	$13,602

Basic earnings per share	$0.40	$0.31	$0.47	$0.31
Diluted earnings per share	$0.39	$0.30	$0.45	$0.30

2005
Net sales	$147,550	$215,494	$222,932	$220,641

Gross profit	$92,118	$130,709	$138,829	$135,176

Income before income taxes	$22,355	$35,201	$37,037	$13,864
Provision for income taxes	4,646	7,374	(582)	5,297

Net income	$17,709	$27,827	$37,619	$8,567

Basic earnings per share	$0.50	$0.63	$0.85	$0.19
Diluted earnings per share	$0.46	$0.59	$0.80	$0.19

*	During the fourth quarter of 2006, we made an immaterial revision related to certain prior period foreign tax liabilities. The impact of this revision was to reduce income tax expense for the quarter and year by $885,000.

Note 15. Subsequent Events (Unaudited)

Acquisition of Lone Star Medical Products, Inc.

On November 2, 2006, Cooper acquired all of the outstanding shares of Lone Star Medical Products, Inc. (Lone Star) for $27.2 million in cash. Lone Star is a manufacturer of medical devices that improve the management of the surgical site, most notably the Lone Star Retractor System, which places a retraction ring around the surgical incision providing greater exposure of the surgical field. We are in the process of obtaining a third-party valuation of the business using income approach valuation methodology.

Foreign Currency Derivatives-Cash Flow Hedges

In November 2006, the Company entered into approximately $400 million of foreign currency forward contracts with maturities of up to thirteen months to reduce foreign currency fluctuations related to forecasted foreign currency denominated purchases and sales of product. The derivatives will be accounted for as cash flow hedges under SFAS 133 and are expected to be effective through their maturities.

Note 16. Financial Information for Guarantor and Non-Guarantor Subsidiaries

Senior Notes

On January 31, 2007, the Company issued $350 million aggregate principal amount of 7.125% Senior Notes (the Notes) due February 15, 2015. The Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The Notes pay interest semi-annually on February 15 and August 15 of each year, beginning August 15, 2007. We may redeem some or all of the Notes at any time prior to February 15, 2011 at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the redemption date and a premium. We may redeem some or all of the Notes at any time on or after February 15, 2011, at the redemption prices (expressed as percentages of principal amounts) set forth below, plus accrued and unpaid interest to the redemption date and additional interest (if we fail to comply with certain obligations under the registration rights agreement that we entered in connection with the Notes (Additional Interest)), if any, on the Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percent
2011	103.563%
2012	101.781%
2013 and thereafter	100.000%

In addition, prior to February 15, 2010, we may redeem up to 35% of the Notes at a price equal to 107.125% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the redemption date and Additional Interest, if any, on the Notes redeemed to the applicable redemption date, from the proceeds of certain equity offerings.

Net proceeds from the issuance totaled approximately $342.6 million.

Under the indenture governing the Notes, our ability to incur indebtedness and pay distributions is subject to restrictions and the satisfaction of various conditions. In addition, the indenture imposes restrictions on certain other customary matters, such as limitations on certain investments, transactions with affiliates, the incurrence of liens, sale and leaseback transactions, certain asset sales and mergers.

The Notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured obligations and senior to our subordinated indebtedness. The Notes are effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing that indebtedness. On the issue date, certain of our direct and indirect subsidiaries entered into unconditional guarantees of the Notes that are unsecured. These guarantees rank equally with all existing and future unsecured senior obligations of the guarantors and are effectively subordinated to existing and future secured debt of the guarantors to the extent of the assets securing that indebtedness. The Notes are structurally subordinated to indebtedness and other liabilities, including payables, of our non-guarantor subsidiaries

On January 31, 2007, the Company issued $350 million aggregate principal amount of 7.125% Senior Notes due 2015 (the Notes). The Notes are guaranteed by certain of our direct and indirect subsidiaries. The Notes are our general unsecured obligations; senior in right of payment to all of our existing and any future subordinated indebtedness; pari passu in right of payment with all of our existing and any future unsecured indebtedness that is not by its terms expressly subordinated to the Notes; effectively junior in right of payment to our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness; unconditionally guaranteed by all of our existing and future domestic subsidiaries, other than any excluded domestic subsidiaries; and structurally subordinated to indebtedness of our subsidiaries that are not subsidiary guarantors.

Presented below are the Consolidating Condensed Statements of Income for the fiscal years ended October 31, 2006, 2005 and 2004, the Consolidating Condensed Balance Sheets as of October 31, 2006 and 2005 and the Consolidating Condensed Statements of Cash Flows for the fiscal years ended October 31, 2006, 2005 and 2004 for The Cooper Companies, Inc. (Parent Company), the guarantor subsidiaries (Guarantor Subsidiaries) and the subsidiaries that are not guarantors (Non-Guarantor Subsidiaries):

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Consolidating Condensed Statements of Income

(In thousands)

Year Ended October 31, 2006	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries	Consolidated Total
Net sales	$—	$553,058	$564,374	$(258,472)	$858,960
Cost of sales	—	330,222	262,725	(259,964)	332,983

Gross profit	—	222,836	301,649	1,492	525,977

Operating expenses	28,798	191,033	196,009	(2,763)	413,077

Operating income	(28,798)	31,803	105,640	4,255	112,900
Interest expense	37,331	—	—	—	37,331
Other expense (income), net	(35,405)	22,866	14,771	—	2,232

Income before income taxes	(30,724)	8,937	90,869	4,255	73,337
Provision for (benefit from) income taxes	(18,019)	17,259	7,863	—	7,103

Net income (loss)	$(12,705)	$(8,322)	$83,006	$4,255	$66,234

Year Ended October 31, 2005	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries	Consolidated Total
Net sales	$—	$563,484	$501,593	$(258,460)	$806,617
Cost of sales	—	352,835	219,483	(262,533)	309,785

Gross profit	—	210,649	282,110	4,073	496,832

Operating expenses	17,510	179,745	168,586	(4,843)	360,998

Operating income	(17,510)	30,904	113,524	8,916	135,834
Interest expense	29,725	—	—	—	29,725
Other expense (income), net	(16,663)	196	14,119	—	(2,348)

Income before income taxes	(30,572)	30,708	99,405	8,916	108,457
Provision for (benefit from) income taxes	(14,744)	22,467	9,012	—	16,735

Net income (loss)	$(15,828)	$8,241	$90,393	$8,916	$91,722

Year Ended October 31, 2004	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries	Consolidated Total
Net sales	$—	$285,453	$269,358	$(64,635)	$490,176
Cost of sales	—	119,301	105,835	(50,790)	174,346

Gross profit	—	166,152	163,523	(13,845)	315,830

Operating expenses	10,754	110,919	83,041	(5,635)	199,079

Operating income	(10,754)	55,233	80,482	(8,210)	116,751
Interest expense	6,004	—	—	—	6,004
Other expense (income), net	(18,689)	15,697	1,250	—	(1,742)

Income before income taxes	1,931	39,536	79,232	(8,210)	112,489
Provision for (benefit from) income taxes	(4,435)	17,087	7,012	—	19,664

Net income (loss)	$6,366	$22,449	$72,220	$(8,210)	$92,825

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Consolidating Condensed Balance Sheets

(In thousands)

October 31, 2006	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$401	$(307)	$8,130	$—	$8,224
Trade receivables, net	—	66,149	80,435	—	146,584
Inventories, net	—	107,814	187,598	(58,900)	236,512
Deferred tax asset	(240)	16,063	3,836	—	19,659
Other current assets	2,438	14,549	29,827	(842)	45,972

Total current assets	2,599	204,268	309,826	(59,742)	456,951

Property, plant and equipment, net	417	80,278	415,662	—	496,357
Goodwill	—	632,952	584,132	—	1,217,084
Other intangibles, net	407	84,048	62,705	—	147,160
Deferred tax asset	19,781	—	1,698	—	21,479
Other assets	1,482,633	4,250	1,748	(1,475,061)	13,570

	$1,505,837	$1,005,796	$1,375,771	$(1,534,803)	$2,352,601

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$37,500	$714	$23,152	$—	$61,366
Other current liabilities	24,257	78,884	112,123	—	215,264

Total current liabilities	61,757	79,598	135,275	—	276,630

Long-term debt	680,404	500	382	—	681,286
Deferred tax liability	(37,962)	37,962	9,494	—	9,494
Intercompany and other liabilities	(238,113)	(180,777)	425,572	—	6,682

Total liabilities	466,086	(62,717)	570,723	—	974,092

Stockholders’ equity	1,039,751	1,068,513	805,048	(1,534,803)	1,378,509

	$1,505,837	$1,005,796	$1,375,771	$(1,534,803)	$2,352,601

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Consolidating Condensed Balance Sheets

(In thousands)

October 31, 2005	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$13,262	$(813)	$18,377	$—	$30,826
Trade receivables, net	—	72,593	80,017	—	152,610
Inventories, net	—	96,421	150,197	(60,925)	185,693
Deferred tax asset	4,599	15,195	3,655	—	23,449
Other current assets	9,691	19,305	25,179	(3,039)	51,136

Total current assets	27,552	202,701	277,425	(63,964)	443,714

Property, plant and equipment, net	138	74,806	304,841	—	379,785
Goodwill	—	600,296	568,753	—	1,169,049
Other intangibles, net	462	83,074	67,877	—	151,413
Deferred tax asset	15,711	—	4,005	—	19,716
Other assets	1,486,469	3,564	1,181	(1,475,061)	16,153

	$1,530,332	$964,441	$1,224,082	$(1,539,025)	$2,179,830

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$37,875	$2,059	$32,326	$—	$72,260
Other current liabilities	12,382	78,466	94,514	—	185,362

Total current liabilities	50,257	80,525	126,840	—	257,622

Long-term debt	631,835	780	37	—	632,652
Deferred tax liability	(34,298)	34,298	9,118	—	9,118
Intercompany and other liabilities	(152,767)	(218,078)	377,473	585	7,213

Total liabilities	495,027	(102,475)	513,468	585	906,605

Stockholders’ equity	1,035,305	1,066,916	710,614	(1,539,610)	1,273,225

	$1,530,332	$964,441	$1,224,082	$(1,539,025)	$2,179,830

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Consolidating Condensed Statements of Cash Flows

(In thousands)

Year Ended October 31, 2006	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries	Consolidated Total
Cash flows from operating activities:
Net cash provided by operating activities	$25,345	$33,775	$90,804	$585	$150,509
Cash flows from investing activities:
Purchases of property, plant and equipment	(347)	(22,146)	(120,164)	—	(142,657)
Acquisitions of businesses, net of cash acquired	(1,124)	(48,199)	(18,630)	—	(67,953)

Net cash used in investing activates	(1,471)	(70,345)	(138,794)	—	(210,610)

Cash flows from financing activities:
Net proceeds (repayments) of short-term debt	—	(1,289)	(9,176)	—	(10,465)
Intercompany proceeds (repayments)	(84,509)	38,701	46,393	(585)	—
Net proceeds (repayments) of long-term debt	48,050	(336)	345	—	48,059
Debt acquisition costs	(625)	—	—	—	(625)
Dividends on common stock	(2,671)	—	—	—	(2,671)
Proceeds from exercise of stock options	3,020	—	—	—	3,020

Net cash provided by (used in) financing activities	(36,735)	37,076	37,562	(585)	37,318

Effect of exchange rate changes on cash and cash equivalents	—	—	181	—	181
Net increase (decrease) in cash and cash equivalents	(12,861)	506	(10,247)	—	(22,602)
Cash and cash equivalents at the beginning of the period	13,262	(813)	18,377	—	30,826

Cash and cash equivalents at the end of the period	$401	$(307)	$8,130	$—	$8,224

Year Ended October 31, 2005	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries	Consolidated Total
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(28,878)	$120,831	$92,475	$(585)	$183,843

Cash flows from investing activities:
Purchases of property, plant and equipment	(108)	(20,066)	(96,919)	—	(117,093)
Acquisitions of businesses, net of cash acquired	(605,168)	(24,660)	2,822	—	(627,006)
Sale of marketable securities	—	1,779	—	—	1,779

Net cash used in investing activates	(605,276)	(42,947)	(94,097)	—	(742,320)

Cash flows from financing activities:
Net proceeds (repayments) of short-term debt	—	1,634	29,793	—	31,427
Intercompany proceeds (repayments)	103,444	(80,472)	(23,557)	585	—
Net proceeds (repayments) of long-term debt	510,375	(285)	(4,888)	—	505,202
Debt acquisition costs	(7,697)	—	—	—	(7,697)
Dividends on common stock	(2,306)	—	—	—	(2,306)
Proceeds from exercise of stock options	25,163	—	—	—	25,163

Net cash provided by (used in) financing activities	628,979	(79,123)	1,348	585	551,789

Effect of exchange rate changes on cash and cash equivalents	—	—	(1,854)	—	(1,854)
Net increase (decrease) in cash and cash equivalents	(5,175)	(1,239)	(2,128)	—	(8,542)
Cash and cash equivalents at the beginning of the period	18,437	426	20,505	—	39,368

Cash and cash equivalents at the end of the period	$13,262	$(813)	$18,377	$—	30,826

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements – (Continued)

Consolidating Condensed Statements of Cash Flows

(In thousands)

Year Ended October 31, 2004	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries	Consolidated Total
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(4,192)	$28,511	$76,879	$—	$101,198
Cash flows from investing activities:
Purchases of property, plant and equipment	(39)	(14,251)	(26,215)	—	(40,505)
Acquisitions of businesses, net of cash acquired	1,042	(34,364)	(30,620)	—	(63,942)
Sale of marketable securities	—	3,810	—	—	3,810

Net cash provided by (used in) investing activities	1,003	(44,805)	(56,835)	—	(100,637)

Cash flows from financing activities:
Net proceeds (repayments) of short-term debt	—	—	531	—	531
Intercompany proceeds (repayments)	(8,196)	17,198	(9,002)	—	—
Net proceeds (repayments) of long-term debt	(18,750)	(557)	(1,720)	—	(21,027)
Dividends on common stock	(1,943)	—	—	—	(1,943)
Proceeds from exercise of stock options	13,766	—	—	—	13,766

Net cash provided by (used in) financing activities	(15,123)	16,641	(10,191)	—	(8,673)

Effect of exchange rate changes on cash and cash equivalents	—	—	47	—	47
Net increase (decrease) in cash and cash equivalents	(18,312)	347	9,900	—	(8,065)
Cash and cash equivalents at the beginning of the period	36,749	79	10,605	—	47,433

Cash and cash equivalents at the end of the period	$18,437	$426	$20,505	$—	$39,368

INDEX TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Unaudited Consolidated Statements of Income – Three months ended January 31, 2007 and 2007

Unaudited Consolidated Balance Sheets – January 31, 2007 and October 31, 2006

Unaudited Consolidated Condensed Statements of Cash Flows – Three months ended January 31, 2007 and 2006

Consolidated Statements of Comprehensive Income

Notes to Consolidated Condensed Financial Statements

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended January 31,
	2007	2006
Net sales	$219,420	$205,739
Cost of sales	89,508	76,578

Gross profit	129,912	129,161
Selling, general and administrative expense	97,523	84,446
Research and development expense	11,111	5,932
Restructuring costs	1,865	1,340
Amortization of intangibles	3,651	3,729

Operating income	15,762	33,714
Interest expense	9,792	12,513
Other income (expense), net	819	(1,078)

Income before income taxes	6,789	20,123
Provision for income taxes	1,441	2,169

Net income	5,348	17,954
Add interest charge applicable to convertible debt, net of tax	523	522

Income for calculating diluted earnings per share	$5,871	$18,476

Earnings per share:
Basic	$0.12	$0.40

Diluted	$0.12	$0.39

Number of shares used to compute earnings per share:
Basic	44,568	44,497

Diluted	47,574	47,614

See accompanying notes.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2007	October 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$23,544	$8,224
Trade accounts receivable, net of allowance for doubtful accounts of $5,476 at January 31, 2007 and $5,523 at October 31, 2006	156,815	146,584
Inventories, net	248,021	236,512
Deferred tax assets	18,449	19,659
Prepaid expense and other current assets	47,370	45,972

Total current assets	494,199	456,951

Property, plant and equipment, at cost	687,815	637,428
Less: accumulated depreciation and amortization	151,632	141,071

	536,183	496,357

Goodwill	1,238,044	1,217,084
Other intangibles, net	149,160	147,160
Deferred tax assets	26,490	21,479
Other assets	24,920	13,570

	$2,468,996	$2,352,601

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$36,126	$23,516
Current portion of long-term debt	16	37,850
Accounts payable	50,400	66,080
Employee compensation and benefits	24,379	29,755
Accrued acquisition costs	36,766	36,901
Accrued income taxes	30,037	28,534
Other current liabilities	52,677	53,994

Total current liabilities	230,401	276,630

Long-term debt	817,519	681,286
Deferred tax liability	12,442	9,494
Accrued pension liability and other	5,991	6,682

Total liabilities	1,066,353	974,092

Commitments and Contingencies (see Note 13)
Stockholders' equity:
Preferred stock, 10 cents par value, shares authorized: 1,000; zero shares issued or outstanding	—	—
Common stock, 10 cents par value, shares authorized: 70,000; issued 45,001 at January 31, 2007 and 44,966 at October 31, 2006	4,500	4,497
Additional paid-in capital	1,002,097	993,713
Accumulated other comprehensive income	50,431	38,711
Retained earnings	352,011	348,000

Treasury stock at cost: 417 shares at January 31, 2007 and 418 shares at October 31, 2006	(6,396)	(6,412)

Stockholders' equity	1,402,643	1,378,509

	$2,468,996	$2,352,601

See accompanying notes.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended January 31,
	2007	2006
Cash flows from operating activities:
Net income	$5,348	$17,954
Depreciation and amortization	16,066	14,176
Decrease in operating capital	(35,099)	(11,704)
Other non-cash items	14,446	8,870

Net cash provided by operating activities	761	29,296

Cash flows from investing activities:
Purchases of property, plant and equipment	(50,043)	(42,202)
Acquisitions of businesses, net of cash acquired	(33,940)	(54,730)

Net cash used in investing activities	(83,983)	(96,932)

Cash flows from financing activities:
Net proceeds of short-term debt	10,430	4,183
Repayments of long-term debt	(756,437)	(557,110)
Proceeds from long-term debt	854,800	613,750
Debt acquisition costs	(10,387)	(625)
Dividends on common stock	(1,337)	(1,335)
Proceeds from exercise of stock options	1,491	2,544

Net cash provided by financing activities	98,560	61,407

Effect of exchange rate changes on cash and cash equivalents	(18)	—
Net increase (decrease) in cash and cash equivalents	15,320	(6,229)
Cash and cash equivalents—beginning of period	8,224	30,826

Cash and cash equivalents—end of period	$23,544	$24,597

See accompanying notes.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(In thousands)

(Unaudited)

	Three Months Ended January 31,
	2007	2006
Net income	$5,348	$17,954
Other comprehensive income:
Foreign currency translation adjustment	9,200	2,881
Change in value of derivative instruments, net of tax	2,520	(12)
Minimum pension liability adjustment, net of tax	—	197

Other comprehensive income	11,720	3,066

Comprehensive income	$17,068	$21,020

See accompanying notes.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements

Note 1. General

The Cooper Companies, Inc. (Cooper or the Company) markets, develops and manufactures healthcare products through its two business units:

•	CooperVision (CVI) markets, develops and manufactures a broad range of contact lenses for the worldwide vision care market. Its leading products are disposable and planned replacement lenses.

•	CooperSurgical (CSI) markets, develops and manufactures medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians.

During interim periods, we follow the accounting policies described in our Annual Report on Form 10-K for the fiscal year ended October 31, 2006. Please refer to this when reviewing this Quarterly Report on Form 10-Q. Certain prior period amounts have been reclassified to conform to the current period’s presentation. Readers should not assume that the results reported here either indicate or guarantee future performance.

The unaudited consolidated condensed financial statements presented in this report contain all adjustments necessary to present fairly Cooper’s consolidated financial position at January 31, 2007 and October 31, 2006, the consolidated results of its operations for the three months ended January 31, 2007 and 2006 and its cash flows for the three months ended January 31, 2007 and 2006. Most of these adjustments are normal and recurring. However, certain adjustments associated with recent acquisitions and the related financial arrangements are of a nonrecurring nature.

We use derivatives to reduce market risks associated with changes in foreign exchange and interest rates including certain intercompany equipment sales and leaseback transactions. We do not use derivatives for trading or speculative purposes. We believe that the counterparties with which we enter into forward exchange contracts and interest rate swap agreements are financially sound and that the credit risk of these contracts is negligible.

Estimates and Critical Accounting Policies

Management estimates and judgments are an integral part of financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). We believe that the critical accounting policies described in this section address the more significant estimates required of management when preparing our consolidated financial statements in accordance with GAAP. We consider an accounting estimate critical if changes in the estimate may have a material impact on our financial condition or results of operations. We believe that the accounting estimates employed are appropriate and resulting balances are reasonable; however, actual results could differ from the original estimates, requiring adjustment to these balances in future periods.

•

Revenue recognition – We recognize revenue when it is realized or realizable and earned, based on terms of sale with the customer, where persuasive evidence of an agreement exists, delivery has occurred, the seller’s price is fixed and determinable and collectibility is reasonably assured. For contact lenses as well as CSI medical devices, diagnostic products and surgical instruments and accessories, this primarily occurs upon product shipment, when risk of ownership transfers to our customers. We believe our revenue recognition policies are appropriate in all circumstances and that our policies are reflective of our customer arrangements. We record, based on historical statistics, estimated reductions to revenue for customer incentive programs offered including cash discounts, promotional and advertising allowances, volume discounts, contractual pricing allowances, rebates and specifically established customer product return programs. While estimates are involved, historically, most of these programs have not been major factors in our business since a high percentage of our revenue is from direct sales to doctors.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

•

Allowance for doubtful accounts – Our reported balance of accounts receivable, net of the allowance for doubtful accounts, represents our estimate of the amount that ultimately will be realized in cash. We review the adequacy of our allowance for doubtful accounts on an ongoing basis, using historical payment trends and the age of the receivables and knowledge of our individual customers. When our analyses indicate, we increase or decrease our allowance accordingly. However, if the financial condition of our customers were to deteriorate, additional allowances may be required. While estimates are involved, bad debts historically have not been a significant factor given the diversity of our customer base, well established historical payment patterns and the fact that patients require satisfaction of healthcare needs in both strong and weak economies.

•

Net realizable value of inventory – In assessing the value of inventories, we must make estimates and judgments regarding aging of inventories and other relevant issues potentially affecting the saleable condition of products and estimated prices at which those products will sell. On an ongoing basis, we review the carrying value of our inventory, measuring number of months on hand and other indications of salability, and reduce the value of inventory if there are indications that the carrying value is greater than market. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. While estimates are involved, historically, obsolescence has not been a significant factor due to long product dating and lengthy product life cycles. We target to keep, on average, about seven months of inventory on hand to maintain high customer service levels given the complexity of our specialty lens product portfolio.

•

Valuation of goodwill – We account for goodwill and evaluate our goodwill balances and test them for impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, (SFAS 142). We no longer amortize goodwill. The SFAS 142 goodwill impairment test is a two-step process. Initially, we compare the book value of net assets to the fair value of each reporting unit that has goodwill assigned to it. If the fair value is determined to be less than the book value, a second step is performed to compute the amount of the impairment. When available and as appropriate, we use comparative market multiples to corroborate fair value results. A reporting unit is the level of reporting at which goodwill is tested for impairment.

Our reporting units are the same as our business segments – CVI and CSI – reflecting the way that we manage our business. We test goodwill for impairment annually during the third fiscal quarter and when an event occurs or circumstances change such that it is reasonably possible that impairment may exist. We performed an impairment test in our third fiscal quarter 2006, and our analysis indicated that we had no impairment of goodwill. The valuation of each of our reporting units was determined using a combination of discounted cash flows, an income valuation approach and the guideline company method, a market valuation approach.

•

Business combinations – We routinely consummate business combinations. We allocate the purchase price of acquisitions based on our estimates and judgments of the fair value of net assets purchased, acquisition costs incurred and intangibles other than goodwill. On individually significant acquisitions, we utilize independent valuation experts to provide a basis in order to refine the purchase price allocation, if appropriate. Results of operations for acquired companies are included in our consolidated results of operations from the date of acquisition.

•

Income taxes – The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for tax losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

As part of the process of preparing our consolidated financial statements, we must estimate our income tax expense for each of the jurisdictions in which we operate. This process requires significant management judgments and involves estimating our current tax exposures in each jurisdiction including the impact, if any, of additional taxes resulting from tax examinations as well as judging the recoverability of deferred tax assets. To the extent recovery of deferred tax assets is not likely based on our estimation of future taxable income in each jurisdiction, a valuation allowance is established. Tax exposures can involve complex issues and may require an extended period to resolve. Frequent changes in tax laws in each jurisdiction complicate future estimates. To determine the quarterly tax rate, we are required to estimate full-year income and the related income tax expense in each jurisdiction. We update the estimated effective tax rate for the effect of significant unusual items as they are identified. Changes in the geographic mix or estimated level of annual pre-tax income can affect the overall effective tax rate, and such changes could be material.

•

Share-based compensation – Effective November 1, 2005, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R) as interpreted by SEC Staff Accounting Bulletin No. 107, using the modified prospective transition method. Prior periods have not been restated. See Note 10. Stock Plans in our Annual Report on Form 10-K for the fiscal year ended October 31, 2006, for a further description of the impact of the adoption of SFAS 123R and the Company’s share-based compensation plans.

Under the fair value recognition provisions of SFAS 123R, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating Cooper’s stock price volatility, employee stock option exercise behaviors and employee option forfeiture rates.

The expected life of the share-based awards is based on the observed and expected time to post-vesting forfeiture and/or exercise. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected volatility is based on implied volatility from publicly-traded options, historical volatility on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly-traded options and other factors. The risk-free interest rate is based on the continuous rates provided by the U.S. Treasury with a term equal to the expected life of the award. The dividend yield is based on the projected annual dividend payment per share, divided by the stock price at the date of grant.

As share-based compensation expense recognized in the Consolidated Statement of Income is based on awards ultimately expected to vest, the amount of expense has been reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience.

If factors change and the Company employs different assumptions in the application of SFAS 123R, the compensation expense that it records in future periods may differ significantly from what it has recorded in the current period.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

New Accounting Pronouncements

In September 2006, the SEC staff issued Staff Accounting Bulletin (SAB) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the Company’s financial statements and the related financial statement disclosures. SAB 108 permits public companies to initially apply its provisions either by (i) restating prior financial statements or (ii) recording the cumulative effect as adjustments to the carrying values of assets and liabilities with an offsetting adjustment recorded to the opening balance of retained earnings. The Company is required to adopt SAB 108 by the end of fiscal 2007. The Company has not completed its analysis but does not expect adoption to have a significant impact on the Company’s results of operations or financial condition.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact SFAS 157 will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. This statement is effective for financial statements as of the end of fiscal years ending after December 15, 2006. The Company is currently evaluating the impact SFAS 158 will have on its consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 applies to all tax positions related to income taxes subject to Statement SFAS No. 109, Accounting for Income Taxes (SFAS 109). Under FIN 48, a company would recognize the benefit from a tax position only if it is more-likely-than-not that the position would be sustained upon audit based solely on the technical merits of the tax position. FIN 48 clarifies how a company would measure the income tax benefits from the tax positions that are recognized, provides guidance as to the timing of the derecognition of previously recognized tax benefits and describes the methods for classifying and disclosing the liabilities within the financial statements for any unrecognized tax benefits. FIN 48 also addresses when a company should record interest and penalties related to tax positions and how the interest and penalties may be classified within the income statement and presented in the balance sheet. FIN 48 is effective for fiscal years beginning after December 15, 2006. For the Company, FIN 48 will be effective for our 2008 fiscal year. Differences between the amounts recognized prior to and after the adoption of FIN 48 would be accounted for as a cumulative effect adjustment to the beginning balance of retained earnings. The Company is currently evaluating FIN 48 and its possible impacts on the Company’s financial statements. Upon adoption, there is a possibility that the cumulative effect would result in a charge or benefit to the beginning balance of retained earnings, increases or decreases in future effective tax rates, and/or increases in future effective tax rate volatility.

In February 2007, FASB Issued SFAS No. 159, Establishing the Fair Value Option for Financial Assets and Liabilities (SFAS 159). The Financial Accounting Standards Board has issued SFAS 159 to permit all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS 159 applies to fiscal years beginning after November 15, 2007, or our 2009 fiscal year, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS 157, Fair Value Measurements. An entity is prohibited from retrospectively applying SFAS 159, unless it chooses early adoption. SFAS 159 also applies to eligible items existing at November 15, 2007 (or early adoption date). The Company has not completed its analysis but does not expect the adoption of SFAS 159 to have a material effect on the Company's financial condition.

Note 2. Acquisitions

Lone Star Medical Products, Inc. (Lone Star): On November 2, 2006, Cooper acquired all of the outstanding shares of Lone Star, a manufacturer of medical devices that improve the management of the surgical site, most notably the Lone Star Retractor System, which places a retraction ring around the surgical incision providing greater exposure of the surgical field.

We paid $27.2 million in cash for Lone Star and have initially ascribed $20.4 million to goodwill, negative $0.8 million to working capital (including acquisition costs of $2.6 million), $5.5 million to other intangible assets and $4.3 million to property, plant and equipment, and we assumed $2.2 million of long-term debt. The debt was repaid shortly after closing. The allocation of the purchase price is subject to refinement as we are currently obtaining a third-party valuation of the business, using income approach valuation methodology. Subsequent adjustments could be material. Research and development assets, if any, with no alternative future use will be written off to research and development on our consolidated statement of income once determined.

Note 3. Acquisition and Restructuring Costs

When acquisitions are recorded, we accrue for the estimated direct costs in accordance with applicable accounting guidance including Emerging Issues Task Force (EITF) Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (EITF 95-3) of severance and plant/office closure costs of the acquired business. Management with the appropriate level of authority have completed, or in the case of Lone Star are in the process of developing, their assessment of exit activities of the acquired companies and have substantially completed their plans. In addition, we also accrue for costs directly associated with acquisitions, including legal, consulting, deferred payments and due diligence. There were no adjustments of accrued acquisition costs included in the determination of net income for the reported periods.

Below is a summary of activity related to accrued acquisition costs for the three months ended January 31, 2007.

Description	Balance Oct. 31, 2006	Additions	Payments	Balance Jan. 31, 2007
		(In thousands)
Plant shutdown	$4,813	$745	$464	$5,094
Severance	10,473	921	185	11,209
Contingent consideration	12,252	—	—	12,252
Legal and consulting	5,705	735	408	6,032
Preacquisition liabilities	768	—	768	—
Other	2,890	241	952	2,179

	$36,901	$2,642	$2,777	$36,766

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

In connection with the Ocular Sciences Inc. (Ocular) acquisition, we are progressing through our integration plan that is designed to optimize operational synergies of the combined companies. These activities include integrating duplicate facilities and expanding utilization of preferred manufacturing and distribution practices. Integration activities began in January 2005 and are expected to continue through 2007.

We estimate that the total restructuring costs under this integration plan, exclusive of accrued acquisition related costs, will be approximately $45 – $50 million, of which approximately $25 - $30 million is cash related, and will be reported as cost of sales or restructuring costs in our Consolidated Statements of Income. The following table summarizes the restructuring costs incurred through January 31, 2007.

	Plant Shutdown	Severance	Asset Impairments	Other	Total
	(In millions)
Restructuring costs incurred:
Through October 31, 2006	$2.6	$4.4	$3.4	$9.4	$19.8
For the three-month period ended January 31, 2007	0.7	—	—	1.2	1.9

	$3.3	$4.4	$3.4	$10.6	$21.7

Note 4. Inventories, Net

	January 31, 2007	October 31, 2006
	(In thousands)
Raw materials	$34,579	$31,368
Work-in-process	22,206	19,774
Finished goods	191,236	185,370

	$248,021	$236,512

Inventories are stated at the lower of average cost or market. Cost is computed using standard cost that approximates actual cost, on a first-in, first-out basis.

Note 5. Intangible Assets

Goodwill

	CVI	CSI	Total
		(In thousands)
Balance as of November 1, 2005	$1,047,538	$121,511	$1,169,049
Net (reductions) additions during the year ended October 31, 2006	(2,339)	48,204	45,865
Other adjustments*	2,170	—	2,170

Balance as of October 31, 2006	$1,047,369	$169,715	$1,217,084
Net (reductions) additions during the three-month period ended January 31, 2007	(490)	20,620	20,130
Other adjustments*	830	—	830

Balance as of January 31, 2007	$1,047,709	$190,335	$1,238,044

*	Primarily translation differences in goodwill denominated in foreign currency.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

	As of January 31, 2007		As of October 31, 2006
	Gross Carrying Amount	Accumulated Amortization & Translation	Gross Carrying Amount	Accumulated Amortization & Translation
	(In thousands)
Other Intangible Assets
Trademarks	$2,392	$255	$1,807	$231
Technology	90,959	21,771	88,950	19,739
Shelf space and market share	76,530	10,320	73,486	9,007
License and distribution rights and other	17,070	5,445	17,070	5,176

	186,951	$37,791	181,313	$34,153

Less accumulated amortization and translation	37,791		34,153

Other intangible assets, net	$149,160		$147,160

We estimate that amortization expense is about $14.4 million for each of the years in the five-year period ending October 31, 2011.

During the first fiscal quarter of 2007, payments of $4.2 million related to a license agreement to distribute gynecological medical devices were written-off as acquired in-process research and development, as the products are pending Food and Drug Administration approval.

Note 6. Debt

	January 31,	October 31,
	2007	2006
	(In thousands)
Short-term:
Overdraft facilities	$36,126	$23,516
Current portion of long-term debt	16	37,850

	$36,142	$61,366

Long-term:
Convertible senior debentures, net of discount of $2,360 and $ 2,396	112,640	$112,604
Revolver	354,500	605,300
Senior notes	350,000	—
Other	395	1,232

	817,535	719,136
Less current portion	16	37,850

	$817,519	$681,286

Credit Facility: On January 31, 2007, Cooper refinanced its existing $750 million syndicated bank credit facility, which consisted of a $250 million term loan and a $500 million revolving credit facility, with a new $650 million syndicated Senior Unsecured Revolving Line of Credit (Revolver) and $350 million aggregate principal amount of 7.125% of Senior Notes, described below. The refinancing extends the maturity and provides additional borrowing flexibility along with lower overall pricing relative to the prior agreement. In addition, the Company has the ability from time to time to increase the size of the Revolver by up to an additional $250 million. KeyBank led the Revolver refinancing, which resulted in a number of the banks retaining or increasing their participation in the agreement. The Revolver matures on January 31, 2012.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

Interest rates for the Revolver are based on the London Interbank Offered Rate (LIBOR) plus additional basis points determined by certain ratios of debt to pro forma earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the credit agreement. These range from 75 to 150 basis points. As of January 31, 2007, the additional basis points were 125.

The Revolver:

•	Requires that the ratio of Consolidated Pro Forma EBITDA to Consolidated Interest Expense (as defined, “Interest Coverage Ratio”) be at least 3.0 to 1.0 at all times.

•

Requires that the ratio of Consolidated Funded Indebtedness to Consolidated Pro Forma EBITDA (as defined, “Total Leverage Ratio”) be no higher than 4.00 to 1.00 from January 31, 2007 through October 31, 2009 and 3.75 to 1.00 thereafter.

At January 31, 2007, the Company’s Interest Coverage Ratio was 6.92 to 1.00 and the Total Leverage Ratio was 3.56 to 1.00.

The Company wrote off about $0.9 million of debt issuance costs in interest expense as a result of extinguishing the term loan. The remaining $1.7 million of existing debt issuance costs and the $10.4 million of costs incurred to refinance the Revolver and Notes are carried in other assets and amortized to interest expense over the life of the credit facility.

At January 31, 2007, we had $295.3 million available under the Revolver:

(In millions)
Amount of Revolver	$650.0
Outstanding loans	(354.7	)*

Available	$295.3

*	Includes $0.2 million in letters of credit

Senior Notes: On January 31, 2007, the Company issued $350 million aggregate principal amount of 7.125% Senior Notes (the Notes) due February 15, 2015. The Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The Notes pay interest semi-annually on February 15 and August 15 of each year, beginning August 15, 2007. We may redeem some or all of the Notes at any time prior to February 15, 2011 at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the redemption date and a premium. We may redeem some or all of the Notes at any time on or after February 15, 2011, at the redemption prices (expressed as percentages of principal amounts) set forth below, plus accrued and unpaid interest to the redemption date and additional interest (if we fail to comply with certain obligations under the registration rights agreement that we entered in connection with the Notes (Additional Interest)), if any, on the Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percent
2011	103.563%
2012	101.781%
2013 and thereafter	100.000%

In addition, prior to February 15, 2010, we may redeem up to 35% of the Notes at a price equal to 107.125% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the redemption date and Additional Interest, if any, on the Notes redeemed to the applicable redemption date, from the proceeds of certain equity offerings.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

Net proceeds from the issuance totaled approximately $342.6 million.

Under the indenture governing the Notes, our ability to incur indebtedness and pay distributions is subject to restrictions and the satisfaction of various conditions. In addition, the indenture imposes restrictions on certain other customary matters, such as limitations on certain investments, transactions with affiliates, the incurrence of liens, sale and leaseback transactions, certain asset sales and mergers.

The Notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured obligations and senior to our subordinated indebtedness. The Notes are effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing that indebtedness. On the issue date, certain of our direct and indirect subsidiaries entered into unconditional guarantees of the Notes that are unsecured. These guarantees rank equally with all existing and future unsecured senior obligations of the guarantors and are effectively subordinated to existing and future secured debt of the guarantors to the extent of the assets securing that indebtedness. The Notes are structurally subordinated to indebtedness and other liabilities, including payables, of our non-guarantor subsidiaries.

European Credit Facility: On August 24, 2005, Cooper entered into a $40 million credit facility, in the form of a continuing and unconditional guaranty, with Bank of America on behalf of certain of its European subsidiaries for cash management purposes.

On November 1, 2006, the Company entered into a $45 million European credit facility with CitiGroup in the form of a continuing and unconditional guaranty, which replaced the European overdraft facility with Bank of America. The Company will pay to CitiGroup all forms of indebtedness in the currency in which it is denominated for those certain subsidiaries. Interest expense is calculated on all debit balances based on an applicable base rate for each country plus a fixed spread common across all subsidiaries covered under the guaranty. At January 31, 2007, $20.4 million of the facility was utilized. The weighted average interest rate on the outstanding balances was 4.64%.

Japan Credit Facility: On February 22, 2006, the Company entered into a $15 million Yen-denominated credit facility allowing the Company to better manage its cash in Japan. The Company also provided a continuing and unconditional guaranty to the bank on behalf of its Japanese subsidiary, CooperVision K.K. The Company will pay to the bank all forms of indebtedness in Yen upon demand by the bank. Interest expense is calculated on the outstanding balance based on the EuroYen rate plus a 1% fixed spread. At January 31, 2007, $13.9 million of the facility was utilized. The weighted average interest rate on the outstanding balances was 1.13%.

Note 7. Derivative Instruments

We operate multiple foreign subsidiaries that manufacture and/or sell our products worldwide. As a result, our earnings, cash flows and financial position are exposed to foreign currency risk from foreign currency denominated receivables and payables, sales transactions, capital expenditures and net investment in certain foreign operations. Our policy is to minimize transaction, remeasurement and specified economic exposures with derivatives instruments. The gains and losses on the foreign exchange forward contracts are intended to at least partially offset the transaction gains and losses recognized in earnings. We do not enter into foreign exchange forward contracts for trading or speculative purposes. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133) all derivatives are recorded on the balance sheet at fair value. Changes in the fair value of derivatives that do not qualify, or are not effective as cash flow hedges, must be recognized currently in earnings.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

Cash Flow Hedging

In November 2006, the Company entered into approximately $400 million of foreign currency forward contracts with maturities of up to thirteen months to reduce foreign currency fluctuations related to forecasted foreign currency denominated purchases and sales of product. The derivatives will be accounted for as cash flow hedges under SFAS 133 and are expected to be effective through their maturities.

Interest Rate Swaps

Effectiveness testing of the hedge relationship and measurement to quantify ineffectiveness is performed at fiscal quarter ends using the hypothetical derivative method. The remaining swaps have been and are expected to remain highly effective for the life of the hedges. The fixed rates on the outstanding swaps are between 3.905% and 4.015%. As of January 31, 2007, the fair value of the outstanding swaps, approximately $3.3 million, was recorded as an asset and the effective offset is recorded in other comprehensive income (OCI) in our Consolidated Balance Sheet.

On January 31, 2007, Cooper refinanced its existing $750 million syndicated bank credit facility, which consisted of a $250 million term loan and a $500 million revolving credit facility, with a $650 million syndicated Senior Unsecured Revolving Line of Credit (Revolver) and $350 million aggregate principal amount of 7.125% Senior Notes. As of January 31, 2007, approximately $354.5 million of the $650 million revolving facility is outstanding. As part of this new debt structure, the Company terminated an interest rate swap with a notional value of $125 million on January 30, 2007. This interest rate swap was set to mature on February 9, 2009, and the Company settled it and received $1.1 million from the counterparty. As a result of the termination of the interest rate swap, the Company realized a gain of approximately $1 million. The Company will amortize this gain from OCI to interest expense over the original life of the interest rate swap. During the three months ended January 31, 2007, approximately $27,000 of effective gains were amortized from OCI to interest expense. Effective amounts are amortized to interest expense as the related hedged expense is incurred. As of January 31, 2007, we estimated that approximately $0.5 million will be amortized during fiscal year 2007. During the three months ended January 31, 2007, approximately $0.2 million of ineffective gains were reclassified from OCI to interest expense.

Note 8. Earnings Per Share (EPS)

	Three Months Ended January 31,
	2007	2006
	(In thousands, except for per share amounts)
Net income	$5,348	$17,954
Add interest charge applicable to convertible debt, net of tax	523	522

Income for calculating diluted earnings per share	$5,871	$18,476

Basic:
Weighted average common shares	44,568	44,497
Basic earnings per common share	$0.12	$0.40

Diluted:
Weighted average common shares	44,568	44,497
Effect of dilutive stock options	416	527
Shares applicable to convertible debt	2,590	2,590

Diluted weighted average common shares	47,574	47,614

Diluted earnings per common share	$0.12	$0.39

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

For the three months ended January 31, 2007 and 2006, we excluded 3,224,533 and 2,137,216 (exercise prices of $52.40-$80.51 and $62.60-$80.51, respectively) options to purchase Cooper’s common stock, respectively, from the computation of diluted EPS because their exercise prices were above the average market price.

Note 9. Share-Based Compensation Plans

The Company has two share-based compensation plans, which include stock options and restricted stock awards. The Second Amended and Restated 2001 Long-Term Incentive Plan (2001 LTIP) and the 2006 Long-Term Incentive Plan for Non-Employee Directors (2006 Directors Plan) are the only plans with stock awards currently available for grant as of January 31, 2007. The 2006 Directors Plan has replaced the 1996 Long-Term Incentive Plan for Non-Employee Directors (1996 Directors Plan), which expired in November 2005 by its terms.

Share-Based Compensation

Compensation cost associated with share-based awards recognized in fiscal 2007 and fiscal 2006 includes: 1) amortization related to the remaining unvested portion of all stock option awards granted prior to November 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and 2) amortization related to all stock option awards granted on or subsequent to November 1, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. The compensation and related income tax benefit recognized in the Company’s consolidated financial statements for stock options and restricted stock awards were as follows:

	Three Months Ended January 31,
	2007	2006
	(In millions)
Selling, general and administrative expenses	$6.7	$4.8
Cost of products sold	0.3	—
Research and development expenses	0.2	0.1
Capitalized in inventory	0.5	0.3

Total compensation	$7.7	$5.2

Related income tax benefit	$2.0	$1.4

Cash received from options exercised under all share-based payment arrangements for the three months ended January 31, 2007 and 2006 was approximately $1.5 million and $2.5 million, respectively.

Details regarding the valuation and accounting for stock options follow.

The fair value of each share-based award granted after the adoption of SFAS 123R is estimated on the date of grant using the Black-Scholes option valuation model and fair value assumptions. The expected life of the awards is based on the observed and expected time to post-vesting forfeiture and/or exercise. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected volatility is based on implied volatility from publicly-traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly-traded options, historical volatility and other factors. The risk-free interest rate is based on the continuous rates provided by the U.S. Treasury with a term equal to the expected life of the option. The dividend yield is based on the projected annual dividend payment per share, divided by the stock price at the date of grant. The fair value of each option award granted during the three months ended January 31, 2007 and 2006 was estimated on the date of grant using the Black-Scholes option valuation model and weighted-average assumptions in the following table.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

	Three Months Ended January 31,
	2007	2006
Expected life	2.8 to 5.16 years	3.56 to 5.16 years
Expected volatility	30.0% to 30.4%	29.5% to 30.8%
Risk-free interest rate	4.47% to 4.73%	4.37% to 4.52%
Dividend yield	0.09%	0.09%

The status of the Company’s stock option plans at January 31, 2007, is summarized below:

	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding at October 31, 2006	4,988,468	$52.73
Granted	142,400	$57.78
Exercised	(28,500)	$51.16
Forfeited or expired	(36,250)	$67.95

Outstanding at January 31, 2007	5,066,118	$52.85	6.62	—

Vested and exercisable at January 31, 2007	2,189,777	$40.47	6.02	$21,487,569

The weighted-average fair value of each option granted during the three months ended January 31, 2007, estimated as of the grant date using the Black-Scholes option pricing model, for the 2001 LTIP was $10.61. For the 2006 Directors Plan, the weighted-average fair value of each option granted for the three months ended January 31, 2007 was $20.36. The total intrinsic value of options exercised during the three months ended January 31, 2007 was $0.3 million. The expected requisite service periods for options granted in the three months ended January 31, 2007 for employees was 33 months. Directors options and restricted stock grants are expensed on the date of grant as the 2006 Directors Plan does not contain a substantive future requisite service period.

Stock awards outstanding under the Company’s current plans have been granted at prices which are either equal to or above the market value of the stock on the date of grant. Options granted under the 2001 LTIP generally vest over three and one-half to five years based on market and service conditions and expire no later than either five or ten years after the grant date. Options granted under the 2006 Directors Plan and the 1996 Directors Plan generally vest upon achievement of a market condition or in five years and expire no later than ten years after the grant date. Effective November 1, 2005, the Company generally recognizes compensation expense ratably over the vesting period. As of January 31, 2007, there was approximately $41 million of total unrecognized compensation cost related to nonvested options, which is expected to be recognized over a remaining weighted-average vesting period of 3.28 years.

Note 10. Income Taxes

Cooper’s effective tax rate (ETR) (provision for income taxes divided by pretax income) for the first quarter of fiscal 2007 was 21.2 percent. U.S. generally accepted accounting principles (GAAP) require that the projected fiscal year ETR be included in the year-to-date results. The ETR used to record the provision for income taxes for the three-month period ended January 31, 2006 was 11 percent. The increase in the 2007 ETR reflects certain expenses associated with the Ocular integration plan impacting jurisdictions with lower tax rates.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

The Company has not provided for Federal income tax on approximately $399 million of undistributed earnings of its foreign subsidiaries since the Company intends to reinvest this amount outside the United States indefinitely.

Note 11. Employee Benefits

Cooper’s Retirement Income Plan (Plan) covers substantially all full-time United States employees. Cooper’s contributions are designed to fund normal cost on a current basis and to fund over 30 years the estimated prior service cost of benefit improvements (5 years for annual gains and losses). The unit credit actuarial cost method is used to determine the annual cost. Cooper pays the entire cost of the Plan and funds such costs as they accrue. Virtually all of the assets of the Plan are comprised of equity and fixed income funds.

Cooper’s results of operations for the three months ended January 31, 2007 and 2006 reflect the following pension costs.

	Three Months Ended January 31,
	2007	2006
		(In thousands)
Components of net periodic pension cost:
Service cost	$715	$740
Interest cost	453	388
Expected return on assets	(458)	(421)
Amortization of prior service cost	7	6
Amortization of transition obligation	6	8
Recognized net actuarial loss	43	116

Net periodic pension cost	$766	$837

No pension contributions were made during either period.

Note 12. Cash Dividends

We paid a semiannual dividend of approximately $1.3 million or 3 cents per share on January 5, 2007, to stockholders of record on December 15, 2006.

Note 13. Contingencies

Legal Proceedings

The Company is from time to time involved in various litigation and legal matters arising in the normal course of its business operations. By describing any particular matter, the Company does not intend to imply that it or its legal advisors have concluded or believe that the outcome of any of those particular matters is or is not likely to have a material adverse impact upon the Company’s consolidated financial position, cash flows or results of operations.

On February 15, 2006, Alvin L. Levine filed a putative securities class action lawsuit in the United States District Court for the Central District of California, Case No. SACV-06-169 CJC, against the Company, A. Thomas Bender, its Chairman of the Board, President and Chief Executive Officer and a director, Robert S.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

Weiss, its Executive Vice President, Chief Operating Officer and a director, and John D. Fruth, a director. Two similar putative class action lawsuits were also filed in the United States District Court for the Central District of California, Case Nos. SACV-06-306 CJC and SACV-06-331 CJC. On May 19, 2006, the Court consolidated all three actions under the heading In re Cooper Companies, Inc. Securities Litigation and selected a lead plaintiff and lead counsel pursuant to the provisions of the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 78u-4.

The lead plaintiff filed a consolidated complaint on July 31, 2006. The consolidated complaint was filed on behalf of all purchasers of the Company’s securities between July 28, 2004 and December 12, 2005, including persons who received Company securities in exchange for their shares of Ocular in the January 2005 merger pursuant to which the Company acquired Ocular. In addition to the Company, Messrs. Bender, Weiss, and Fruth, the consolidated complaint names as defendants several of the Company’s current officers and directors, and one former officer.

The consolidated complaint purports to allege violations of Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 by, among other things, contending that: (a) the Company improperly accounted for assets acquired in the Ocular merger by improperly allocating $100 million of acquired customer relationships and manufacturing technology to goodwill (which is not amortized against earnings) instead of to intangible assets other than goodwill (which are amortized against earnings); (b) the Company’s earnings guidance reflected the improper accounting for intangible assets and was inflated by (among other things) the amount of the understated amortization expense; (c) contrary to certain alleged statements, Ocular had “flooded the trade channel” with its older products as its Premier lenses were not being well received by customers; (d) the Company’s aggressive revenue and growth targets for 2005 and beyond lacked any reasonable basis when made and did not reflect realistically achievable results primarily because of the absence of a two-week silicone hydrogel product; (e) the Company’s internal controls were inadequate making it possible to misstate earnings by improperly accounting for the merger with Ocular; and (f) sales force integration was not materializing and was fraught with dissension and acrimony.

On September 29, 2006, the Company and the individual defendants moved to dismiss the consolidated complaint. A hearing on the motion is currently scheduled for May 4, 2007. The Company intends to vigorously defend this matter.

On March 17, 2006, Eben Brice filed a purported shareholder derivative complaint in the United States District Court for the Central District of California, Case No. 8:06-CV-00300-CJC-RNB, against several current and former officers and directors of the Company. The Company is named as a "nominal defendant." Following the filing of the first purported shareholder derivative lawsuit, three similar purported shareholder derivative suits were filed in the United States District Court for the Central District of California. All four actions have been consolidated under the heading In re Cooper Companies, Inc. Derivative Litigation, and the Court selected a lead plaintiff and lead counsel.

On September 11, 2006, plaintiffs filed a consolidated amended complaint. The complaint purports to allege causes of action for breach of fiduciary duty, insider trading, breach of contract, and unjust enrichment, and largely repeats the allegations in the class action securities case, described above. The Company and the individual defendants have yet to respond to the consolidated amended complaint.

In addition to the derivative action pending in federal court, three similar purported shareholder actions were filed in the Superior Court for the State of California for the County of Alameda. These actions have been consolidated under the heading In re Cooper Companies, Inc. Shareholder Derivative Litigation, Case No. RG06260748. A consolidated amended complaint was filed on September 18, 2006.

On November 29, 2006 the Superior Court for the County of Alameda entered an order staying the action pending the resolution of the federal derivative action.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

Both the state and federal derivative action are derivative in nature and do not seek damages from the Company.

On October 5, 2004, Bausch & Lomb Incorporated (Bausch & Lomb) filed a lawsuit against Ocular Sciences, Inc. in the U.S. District Court for the Western District of New York alleging that its Biomedics® toric soft contact lens and its private label equivalents infringe Bausch & Lomb’s U.S. Patent No. 6,113,236 relating to toric contact lenses having optimized thickness profiles. The complaint seeks an award of damages, including multiple damages, attorneys’ fees and costs and an injunction preventing the alleged infringement. The parties have filed claim construction briefs for the court to consider for its Markman order, and fact discovery substantially concluded during the first quarter of fiscal 2006. Based on our review of the complaint and the patent, as well as other relevant information obtained in discovery, we believe this lawsuit is without merit and plan to continue to pursue a vigorous defense.

United States Tax Court Litigation: On September 29, 2004, the Internal Revenue Service (IRS) issued Notices of Deficiency to Ocular in connection with its audit of Ocular’s income tax returns for the years 1999, 2000 and 2001. The Notice primarily pertains to transfer pricing issues and an alternative adjustment under the anti-deferral provisions of Subpart F of the Internal Revenue Code and asserts that $44.8 million of additional taxes is owed for these years, plus unspecified interest and approximately $12.7 million in related penalties.

On December 29, 2004, Ocular filed a Petition for the United States Tax Court to redetermine the deficiencies asserted by the IRS. On February 11, 2005, the IRS filed its Answer to the Petition generally denying the various arguments made by Ocular against the assertions of the IRS. The Company believes that the IRS may not have fully reviewed the facts before making its assessment of additional taxes, and that its position misapplies the law and is incorrect. Discovery began on March 7, 2005, and the Company intends to fully access the work product of the IRS to more fully ascertain an understanding of its position.

The amount of taxes paid for these years was supported by pricing studies performed by an international firm of tax advisors. The resulting intercompany transactions and tax payments reflected pricing terms that were and are consistent with industry practice for arm’s length transactions with unrelated third parties. The Company intends to vigorously contest the IRS’s claims, and believes that the ultimate outcome of this matter will not have a material adverse effect on financial condition, liquidity or cash flow of the Company.

The Company continues to be subject to the examination of Ocular’s income tax returns by the IRS and other fiscal authorities, and we cannot assure that the outcomes from these examinations will not have a material adverse effect on the Company’s operating results and financial condition. Moreover, the Company’s future effective tax rates could be adversely affected by earnings being higher than anticipated in countries where it has higher statutory rates or lower than expected in countries where it has lower statutory rates, by changes in the valuation of deferred tax assets or liabilities, or by changes in tax laws or interpretations thereof.

On April 10, 2006, CooperVision filed a lawsuit against CIBA Vision (CIBA) in the United States District Court for the Eastern District of Texas alleging that CIBA is infringing United States Patent Nos. 6,431,706, 6,923,538, 6,467,903, 6,857,740 and 6,971,746 by, among other things, making, using, selling and offering to sell its O2Optix line of contact lenses. On June 5, 2006, CIBA filed an answer denying infringement and asserting certain affirmative defenses. The Court has set a trial date of January 8, 2008.

On April 11, 2006, CooperVision filed a lawsuit against CIBA in the United States District Court for the District of Delaware seeking a judicial declaration that CooperVision’s Biofinity™ line of silicone hydrogel contact lenses does not infringe any valid and enforceable claims of United States Patent Nos. 5,760,100, 5,776,999, 5,789,461, 5,849,811, 5,965,631 and 6,951,894. On July 5, 2006, CIBA answered the complaint by denying the allegation that CooperVision’s Biofinity™ line of silicone hydrogel contact lenses does not

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

infringe any valid and enforceable claims of the foregoing patents. The answer also asks the Court for permission to interpose a counterclaim for infringement in the future if, after examination of the lenses, CIBA believes they infringe the foregoing patents, which counterclaim would seek both damages and injunctive relief. The Court has set a trial date of October 6, 2008.

On November 21, 2006, CooperVision filed a lawsuit against CIBA in the United States District Court for the Eastern District of Texas alleging that CIBA is infringing United States Patent Nos. 7,134,753 and 7,133,174 by, among other things, making, using, selling and offering to sell its O2Optix toric line of contact lenses. On December 11, 2006, CIBA filed an answer denying infringement and asserting certain affirmative defenses. The Court has set a trial date of January 8, 2008.

Note 14. Business Segment Information

Cooper uses operating income, as presented in our financial reports, as the primary measure of segment profitability. We do not allocate costs from corporate functions to the segments’ operating income. Items below operating income are not considered when measuring the profitability of a segment. We use the same accounting policies to generate segment results as we do for our consolidated results.

Identifiable assets are those used in continuing operations except cash and cash equivalents, which we include as corporate assets. Long-lived assets are property, plant and equipment.

Segment information:

	Three Months Ended January 31,
	2007	2006
	(In thousands)
Net sales to external customers:
CVI	$183,622	$175,626
CSI	35,798	30,113

	$219,420	$205,739

Operating income:
CVI	$24,034	$37,027
CSI	1,844	5,275
Corporate	(10,116)	(8,588)

Total operating income	15,762	33,714
Interest expense	9,792	12,513
Other income (expense), net	819	(1,078)

Income before income taxes	$6,789	$20,123

	January 31, 2007	October 31, 2006
		(In thousands)
Identifiable assets:
CVI	$2,106,430	$2,049,557
CSI	283,237	248,382
Corporate	79,329	54,662

Total	$2,468,996	$2,352,601

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

Geographic information:

	Three Months Ended January 31,
	2007	2006
	(In thousands)
Net sales to external customers by country of domicile:
United States	$105,700	$101,501
Europe	69,682	62,197
Rest of world	44,038	42,041

Total	$219,420	$205,739

	January 31, 2007	October 31, 2006
	(In thousands)
Long-lived assets by country of domicile:
United States	$228,715	$217,749
Europe	299,463	270,789
Rest of world	8,005	7,819

Total	$536,183	$496,357

Note 15. Subsequent Events

Acquisition of Wallach Surgical Devices, Inc. (Wallach): On February 22, 2007, CSI acquired all of the outstanding shares of Wallach for $20 million in cash. Wallach’s products consist of various diagnostic and therapeutic medical instruments primarily for in-office use in women’s healthcare and other specialty instruments relating to dermatology, ophthalmology, anesthesiology, dentistry and veterinary medicine. We are in the process of obtaining a third-party valuation of the business using income approach valuation methodology. Research and development assets, if any, with no alternative future use will be written off to research and development on our consolidated statement of income once determined.

Note 16. Financial Information for Guarantor and Non-Guarantor Subsidiaries

On January 31, 2007, the Company issued $350 million aggregate principal amount of 7.125% Senior Notes due 2015 (the Notes, see Note 6). The Notes are guaranteed by certain of our direct and indirect subsidiaries. The Notes are our general unsecured obligations; senior in right of payment to all of our existing and any future subordinated indebtedness; pari passu in right of payment with all of our existing and any future unsecured indebtedness that is not by its terms expressly subordinated to the Notes; effectively junior in right of payment to our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness; unconditionally guaranteed by all of our existing and future domestic subsidiaries, other than any excluded domestic subsidiaries; and structurally subordinated to indebtedness of our subsidiaries that are not subsidiary guarantors.

Presented below are the Consolidating Condensed Statements of Income for the three months ended January 31, 2007 and 2006, the Consolidating Condensed Balance Sheets as of January 31, 2007 and October 31, 2006 and the Consolidating Condensed Statements of Cash Flows for the three months ended January 31, 2007 and 2006 for The Cooper Companies, Inc. (Parent Company), the guarantor subsidiaries (Guarantor Subsidiaries) and the subsidiaries that are not guarantors (Non-Guarantor Subsidiaries):

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

Consolidating Condensed Statements of Income

(In thousands)

Three Months Ended January 31, 2007	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries	Consolidated Total
Net sales	$—	$107,648	$121,215	$(9,443)	$219,420
Cost of sales	—	49,402	49,331	(9,225)	89,508

Gross profit	—	58,246	71,884	(218)	129,912

Operating expenses	10,116	50,851	53,592	(409)	114,150

Operating income	(10,116)	7,395	18,292	191	15,762
Interest expense	9,792	—	—	—	9,792
Other expense (income), net	(8,538)	5,229	2,490	—	(819)

Income before income taxes	(11,370)	2,166	15,802	191	6,789
Provision for (benefit from) income taxes	(4,040)	1,310	4,171	—	1,441

Net income (loss)	$(7,330)	$856	$11,631	$191	$5,348

Three Months Ended January 31, 2006	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries	Consolidated Total
Net sales	$—	$114,043	$132,657	$(40,961)	$205,739
Cost of sales	—	60,959	58,114	(42,495)	76,578

Gross profit	—	53,084	74,543	1,534	129,161

Operating expenses	8,588	42,911	44,788	(840)	95,447

Operating income	(8,588)	10,173	29,755	2,374	33,714
Interest expense	12,513	—	—	—	12,513
Other expense (income), net	(2,972)	23	4,027	—	1,078

Income before income taxes	(18,129)	10,150	25,728	2,374	20,123
Provision for (benefit from) income taxes	(13,393)	12,084	3,478	—	2,169

Net income (loss)	$(4,736)	$(1,934)	$22,250	$2,374	$17,954

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

Consolidating Condensed Balance Sheets

(In thousands)

January 31, 2007	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$911	$(692)	$23,325	$—	$23,544
Trade receivables, net	—	70,820	85,995	—	156,815
Inventories, net	—	94,246	213,097	(59,322)	248,021
Deferred tax asset	(249)	14,064	4,634	—	18,449
Other current assets	4,842	14,461	28,604	(537)	47,370

Total current assets	5,504	192,899	355,655	(59,859)	494,199

Property, plant and equipment, net	734	85,418	450,031	—	536,183
Goodwill	—	653,059	584,985	—	1,238,044
Other intangibles, net	407	87,374	61,379	—	149,160
Deferred tax asset	24,492	—	1,998	—	26,490
Other assets	1,489,587	2,542	7,852	(1,475,061)	24,920

	$1,520,724	$1,021,292	$1,461,900	$(1,534,920)	$2,468,996

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$—	$558	$35,584	$—	$36,142
Other current liabilities	31,881	56,620	105,758	—	194,259

Total current liabilities	31,881	57,178	141,342	—	230,401

Long-term debt	817,140	—	379	—	817,519
Deferred tax liability	(35,314)	35,419	12,337	—	12,442
Intercompany and other liabilities	(315,412)	(155,778)	477,181	—	5,991

Total liabilities	498,295	(63,181)	631,239	—	1,066,353

Stockholders’ equity	1,022,429	1,084,473	830,661	(1,534,920)	1,402,643

	$1,520,724	$1,021,292	$1,461,900	$(1,534,920)	$2,468,996

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

Consolidating Condensed Balance Sheets

(In thousands)

October 31, 2006	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries	Consolidated Total
ASSETS

Current assets:
Cash and cash equivalents	$401	$(307)	$8,130	$—	$8,224
Trade receivables, net	—	66,149	80,435	—	146,584
Inventories, net	—	107,814	187,598	(58,900)	236,512
Deferred tax asset	(240)	16,063	3,836	—	19,659
Other current assets	2,438	14,549	29,827	(842)	45,972

Total current assets	2,599	204,268	309,826	(59,742)	456,951

Property, plant and equipment, net	417	80,278	415,662	—	496,357
Goodwill	—	632,952	584,132	—	1,217,084
Other intangibles, net	407	84,048	62,705	—	147,160
Deferred tax asset	19,781	—	1,698	—	21,479
Other assets	1,482,633	4,250	1,748	(1,475,061)	13,570

	$1,505,837	$1,005,796	$1,375,771	$(1,534,803)	$2,352,601

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt	$37,500	$714	$23,152	$—	$61,366
Other current liabilities	24,257	78,884	112,123	—	215,264

Total current liabilities	61,757	79,598	135,275	—	276,630

Long-term debt	680,404	500	382	—	681,286
Deferred tax liability	(37,962)	37,962	9,494	—	9,494
Intercompany and other liabilities	(238,113)	(180,777)	425,572	—	6,682

Total liabilities	466,086	(62,717)	570,723	—	974,092

Stockholders’ equity	1,039,751	1,068,513	805,048	(1,534,803)	1,378,509

	$1,505,837	$1,005,796	$1,375,771	$(1,534,803)	$2,352,601

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements, Continued

Consolidating Condensed Statements of Cash Flows

(In thousands)

Three Months Ended January 31, 2007	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries	Consolidated Total
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(11,241)	$16,193	$(4,191)	$—	$761

Cash flows from investing activities:
Purchases of property, plant and equipment	(23)	(5,859)	(44,161)	—	(50,043)
Acquisitions of businesses, net of cash acquired	210	(33,696)	(454)	—	(33,940)

Net cash provided by (used in) provided by in investing activities	187	(39,555)	(44,615)	—	(83,983)

Cash flows from financing activities:
Net proceeds (repayments) of short-term debt	—	(2,056)	12,486	—	10,430
Intercompany proceeds (repayments)	(77,403)	25,818	51,585	—	—
Net proceeds (repayments) of long-term debt	99,200	(785)	(52)	—	98,363
Debt acquisition costs	(10,387)	—	—	—	(10,387)
Dividends on common stock	(1,337)	—	—	—	(1,337)
Proceeds from exercise of stock options	1,491	—	—	—	1,491

Net cash provided by financing activities	11,564	22,977	64,019	—	98,560

Effect of exchange rate changes on cash and cash equivalents	—	—	(18)	—	(18)
Net increase (decrease) in cash and cash equivalents	510	(385)	15,195	—	15,320
Cash and cash equivalents at the beginning of the period	401	(307)	8,130	—	8,224

Cash and cash equivalents at the end of the period	$911	$(692)	$23,325	$—	$23,544

Three Months Ended January 31, 2006	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Entries	Consolidated Total
Cash flows from operating activities:
Net cash provided by operating activities	$18,456	$57	$10,198	$585	$29,296

Cash flows from investing activities:
Purchases of property, plant and equipment	(47)	(6,281)	(35,874)	—	(42,202)
Acquisitions of businesses, net of cash acquired	(1,367)	(51,178)	(2,185)	—	(54,730)

Net cash used in investing activities	(1,414)	(57,459)	(38,059)	—	(96,932)

Cash flows from financing activities:
Net proceeds (repayments) of short-term debt	—	(1,471)	5,654	—	4,183
Intercompany proceeds (repayments)	(80,574)	56,060	25,099	(585)	—
Net proceeds (repayments) of long-term debt	56,750	(106)	(4)	—	56,640
Debt acquisition costs	(625)	—	—	—	(625)
Dividends on common stock	(1,335)	—	—	—	(1,335)
Proceeds from exercise of stock options	2,544	—	—	—	2,544

Net cash provided by (used in) financing activities	(23,240)	54,483	30,749	(585)	61,407

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	—
Net increase (decrease) in cash and cash equivalents	(6,198)	(2,919)	2,888	—	(6,229)
Cash and cash equivalents at the beginning of the period	13,262	(813)	18,377	—	30,826

Cash and cash equivalents at the end of the period	$7,064	$(3,732)	$21,265	$—	$24,597

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COOPER COMPANIES, INC.

By	/s/ Rodney E. Folden
Rodney E. Folden
Corporate Controller
(Principal Accounting Officer)

Dated: May 29, 2007

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of KPMG LLP